SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐ Preliminary proxy statement
☑ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
COUSINS PROPERTIES INCORPORATED

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
Payment of filing fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2011

To our Stockholders:

The Annual Meeting of Stockholders of Cousins Properties Incorporated (“we,” “our,” “us,” or the “Company”) will be held on Tuesday, May 3, 2011, at 11:00 a.m. local time at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The purposes of the meeting are:

(1) To elect ten Directors nominated by the Board of Directors (the “Board of Directors” or the “Board”);

(2) To conduct an advisory vote on executive compensation, often referred to as “say on pay”;

(3) To conduct an advisory vote on the frequency of future advisory votes on executive compensation, often referred to as “say when on pay”;

(4) To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(5) To transact any other business as may properly come before the meeting.

All holders of record of our common stock at the close of business on March 3, 2011 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

By Order of the Board of Directors,

ROBERT M. JACKSON
Corporate Secretary

Atlanta, Georgia
March 25, 2011

Whether or not you expect to attend the Annual Meeting, you are urged to vote, date, sign and return the enclosed proxy in the enclosed postage-paid envelope. You also may vote your shares over the Internet or by telephone as described on your proxy card. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

ii

COUSINS PROPERTIES INCORPORATED
191 Peachtree Street NE, Suite 500
Atlanta, Georgia 30303-1740

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our 2011 Annual Meeting of Stockholders. Our Annual Meeting will be held on Tuesday, May 3, 2011, at 11:00 a.m., local time, at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The proxy is solicited by our Board of Directors. This proxy statement and proxy card are first being sent to holders of our common stock on March 25, 2011.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you owned shares of Cousins Properties Incorporated common stock on March 3, 2011, and our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. The written document in which you designate that person is called a proxy or a proxy card. Two of our Directors have been designated as proxies for the 2011 Annual Meeting of Stockholders. These Directors are S. Taylor Glover and William Porter Payne.

Who is entitled to vote?

Holders of our common stock at the close of business on March 3, 2011 are entitled to receive notice of the meeting and to vote at the meeting and any postponements or adjournments of the meeting. March 3, 2011 is referred to as the record date.

To how many votes is each share of common stock entitled?

Holders of our common stock are entitled to one vote per share.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name”?

If your shares of common stock are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

Common stockholders of record may vote:

•	over the Internet at the web address shown on your proxy card;

•	by telephone through the number shown on your proxy card;

•	by signing your proxy card and mailing it in the enclosed postage-paid envelope; or

•	by attending the Annual Meeting and voting in person.

If you hold your shares of common stock through a broker or bank, please refer to your proxy card or the information forwarded by your broker or bank to see the voting options that are available to you. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you hold your shares of common stock in street name, you must obtain a legal proxy from your broker or bank to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to our Corporate Secretary at 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740;

•	submitting a subsequent proxy via Internet or telephone or executing a new proxy card with a later date; or

•	voting in person at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on four items:

•	to elect ten Directors nominated by the Board of Directors;

•	to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement;

•	to indicate your preference, on an advisory basis, as to whether future advisory votes on executive compensation should be held every one, two or three years; and

•	to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of Directors, and how many votes must the nominees receive to be elected?

With respect to the election of Directors, you may:

•	vote FOR the election of all ten nominees for Director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all ten nominees.

Directors are elected by a plurality vote. As a result, the ten nominees receiving the highest number of FOR votes will be elected as Directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.

We have a majority voting policy for the election of Directors. The policy, which is part of our Corporate Governance Guidelines, sets forth our procedures if a nominee is elected, but receives a majority of votes withheld. In an uncontested election, any nominee for Director who receives a greater number of votes withheld from his or her election than votes for his or her election is required to promptly tender his or her resignation. Our Compensation, Succession, Nominating and Governance Committee is required to promptly consider the resignation offer and make a recommendation to the Board with respect to the resignation. The Board is required to take action with respect to this recommendation. The policy is more fully described below under “Majority Voting Policy.”

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of Directors or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee.

How may I vote on the proposal to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, and how many votes must the proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of executive compensation;

•	vote AGAINST the approval, on an advisory basis, of executive compensation; or

•	ABSTAIN from voting on the proposal.

If a quorum is present, the proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

How may I vote on the proposal to indicate, on an advisory basis, my preference for the frequency of future advisory votes on executive compensation?

With respect to this proposal, you may vote to indicate your preference as follows:

•	an advisory vote on executive compensation every ONE YEAR;

•	an advisory vote on executive compensation every TWO YEARS;

•	an advisory vote on executive compensation every THREE YEARS; or

•	ABSTAIN from voting on the proposal.

Unlike the other proposals you are voting on, there is no threshold vote that must be obtained for this proposal to “pass”. Rather, the Board will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on executive compensation.

How may I vote for the ratification of the appointment of the independent registered public accounting firm? How many votes must the proposal receive to pass?

With respect to the proposal to ratify the independent registered public accounting firm, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

If a quorum is present, the proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

How does the Board of Directors recommend that I vote?

The Board recommends a vote:

•	FOR the ten Director nominees;

•	FOR the approval, on an advisory basis, of executive compensation;

•	for an advisory vote on executive compensation every ONE YEAR; and

•	FOR the ratification of the independent registered public accounting firm.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares of common stock will be voted:

•	FOR the ten nominees for Director;

•	FOR the approval, on an advisory basis, of executive compensation;

•	for an advisory vote on executive compensation every ONE YEAR; and

•	FOR the ratification of the independent registered public accounting firm.

Will my shares be voted if I do not sign and return my proxy card, vote by phone or vote over the Internet?

If you are a common stockholder of record and you do not sign and return your proxy card, vote by phone, vote over the Internet or attend the Annual Meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares of common stock are held in “street name” through a broker or bank and you do not provide voting instructions before the Annual Meeting, your broker or bank may vote your shares on your behalf under certain limited circumstances, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm. With respect to this proposal, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The remaining proposals — the election of directors, the say on pay vote and the say when on pay vote — are not considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How many votes do you need to hold the Annual Meeting?

Shares of our common stock are counted as present at the Annual Meeting if the stockholder either is present and votes in person at the Annual Meeting or properly has submitted a proxy.

As of the record date, 103,634,824 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Holders of a majority of the outstanding shares entitled to vote as of the record date must be represented at the Annual Meeting either in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be
Held on May 3, 2011:

The proxy statement and annual report on Form 10-K are available on the Investor Relations page of our website at www.cousinsproperties.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

There are ten nominees for our Board of Directors this year. Our Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. The Board has nominated the individuals named below for election as Directors at the Annual Meeting. All of the Director nominees are currently members of the Board and were elected as Directors by the stockholders at the Annual Meeting in 2010, except for Mr. Stone, who was elected to the Board effective March 2, 2011.

Biographical information about our nominees for Director, including business experience for at least the past five years, age, year he or she began serving as our Director and other public companies for which he or she has served on the board of directors in the past five years is provided below. In addition, the experience, qualifications, attributes and skills considered by our Compensation, Succession, Nominating and Governance Committee (also referred to herein as the “Nominating Committee”) and Board in determining to nominate the Director are provided below.

Our Board of Directors recommends that you vote “FOR”
each of the nominees for Director

		Director
Nominee	Age	Since	Information About Nominee

Erskine B. Bowles	65	2003	President Emeritus of the University of North Carolina since January 2011, Senior Advisor to Carousel Capital since 2002 and Co-Chair of the National Commission on Fiscal Responsibility and Reform since February 2010. Director of Morgan Stanley and Norfolk Southern Corporation. From January 2006 to December 2010, President of the University of North Carolina. From March 2005 to August 2005, United Nations Under Secretary General, Deputy Special Envoy for Tsunami Recovery. From 1999 until 2001, Managing Director of Carousel Capital and Partner of Forstmann Little & Co., and from 1996 until 1998, served as White House Chief of Staff. Director of Merck & Co., VF Corporation and First Union Corporation from 1999 until 2001; Director of Wachovia Corporation in 2001; Director of Krispy Kreme Doughnut Corporation in 2003; Director of General Motors and North Carolina Life Insurance Company from 2005 to 2009.
			In deciding to nominate Mr. Bowles, the Nominating Committee and the Board considered his experience in both public and private sector roles, as well as his track record of sound judgment and achievement, as demonstrated by his history as a senior leader within the federal government and the United Nations, his experience as the President of the University of North Carolina and his positions with various private equity firms. Mr. Bowles’ service as a director for a number of large and complex public companies provides him with perspective and broad experience on governance issues facing public companies.
Tom G. Charlesworth	61	2009	From 2001 to 2006, Executive Vice President and Chief Investment Officer of the Company; Chief Financial Officer of the Company from 2003 to 2004; Senior Vice President, Secretary and General Counsel of the Company from 1992 to 2001. Director of CF Foundation.

		Director
Nominee	Age	Since	Information About Nominee

Tom G. Charlesworth — continued			In deciding to nominate Mr. Charlesworth, the Nominating Committee and the Board considered his significant knowledge about the real estate industry, especially in the Southeastern U.S., and his track record of sound judgment and achievement as demonstrated during his 15-year career with the Company, serving as our Chief Investment Officer, Chief Financial Officer and General Counsel at various times, as well as his background in REIT-related financial matters that qualify him to provide strategic advice to the Company as chairman of our Investment Committee.
James D. Edwards	67	2007	From 1998 to 2002, Managing Partner — Global Markets of Arthur Andersen LLP. Served in various positions with Arthur Andersen since 1964. Member of the American Institute of Certified Public Accountants. Director of Huron Consulting Group, Inc., Transcend Services, Inc., Crawford & Company and CF Foundation. Director of IMS Health Incorporated from 2002 to 2010.
			In deciding to nominate Mr. Edwards, the Nominating Committee and the Board considered his 40-plus years of experience in accounting and his broad management and operational expertise, as demonstrated by his service as a senior partner of a large international accounting firm, his track record of sound judgment and achievement and his experience on governance issues facing public companies, as demonstrated by his service as a director for a number of other public company boards, as well as having the skills and experience that qualify him as an audit committee financial expert for our Audit Committee.
Lawrence L. Gellerstedt, III	55	2009	President and Chief Executive Officer of the Company since July 2009. From February 2009 to July 2009, President and Chief Operating Officer; from May 2008 to February 2009, Executive Vice President and Chief Development Officer of the Company; and from July 2005 to May 2008, Senior Vice President and President of the Office/Multi-Family Division of the Company. Prior to joining the Company, from June 2003 to June 2005, Mr. Gellerstedt was Chairman and Chief Executive Officer of The Gellerstedt Group, a private real estate development company, and from January 2001 to June 2003, President and Chief Operating Officer of The Integral Group, a private real estate development company. Director of the Advisory Board of SunTrust Bank and Director of Rock-Tenn Company. Director of Alltel Corporation from 1994 to 2007.
			In deciding to nominate Mr. Gellerstedt, the Nominating Committee and the Board considered his position as our Chief Executive Officer and his track record of achievement and leadership as demonstrated during a 30-year career in the real estate and construction industries. In addition, his service as a director of other public companies provides him perspective and broad experience on governance issues facing public companies.

		Director
Nominee	Age	Since	Information About Nominee

Lillian C. Giornelli	50	1999	For at least five years, Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc. and President of CF Foundation. Since January 2007, Director of CF Foundation and President and Trustee of Nonami Foundation.
			In deciding to nominate Ms. Giornelli, the Nominating Committee and the Board considered her significant knowledge about the real estate industry and our Company, along with her track record of sound judgment and achievement, as demonstrated by her leadership positions in a number of significant charitable foundations, as well as the skills that qualify her to serve on our Audit Committee.
S. Taylor Glover	59	2005	President and Chief Executive Officer of Turner Enterprises, Inc., a privately held investment and management company, since March 2002. Prior to March 2002, for at least five years, Senior Vice President of the Private Client Group of Merrill Lynch. Director of Cox Enterprises, Inc., a privately held media company, and CF Foundation.
			In deciding to nominate Mr. Glover, the Nominating Committee and the Board considered his broad managerial experience and track record of sound judgment and achievement, as evidenced by his leadership positions as chief executive officer of an investment company and senior vice president of a financial services company, as well as the skills that qualify him to serve as our Chairman of the Board.
James H. Hance, Jr.	66	2005	From 1994 through January 2005, Vice Chairman of Bank of America Corporation, a financial services holding company; Chief Financial Officer of Bank of America from 1988 to April 2004 and a Director from 1999 through January 2005. Director of Morgan Stanley, Sprint Nextel, Duke Energy and Ford. Senior advisor to The Carlyle Group. Director of Rayonier, Inc. from 2004 to 2010.
			In deciding to nominate Mr. Hance, the Nominating Committee and the Board considered his extensive management, operational and financial expertise, as well as his track record of sound judgment and achievement, as demonstrated by leadership positions as chief financial officer and vice chairman of a global financial services company. Further, his service as a director of other public companies provides him with perspective and broad experience on governance issues facing public companies.
William B. Harrison, Jr.	67	2006	From November 2001 to December 2006, Chairman of the Board of JPMorgan Chase, which merged with Bank One Corporation on July 1, 2004. Chairman and Chief Executive Officer of JPMorgan Chase from November 2001 to December 2005. Prior to merger with JPMorgan & Co., Mr. Harrison was Chairman and Chief Executive Officer of the Chase Manhattan Corporation, a position he held since January 1, 2000. Director of Merck & Co., Inc. and Chairman of Community Bancorp, LLC. Member of The Business Council and the Advisory Boards of Aurora Capital Group, Chilton Investment Company and Spencer Stuart.

		Director
Nominee	Age	Since	Information About Nominee

William B. Harrison, Jr. — continued			In deciding to nominate Mr. Harrison, the Nominating Committee and the Board considered his extensive management, operational, financial and investment banking experience, as well as his track record of sound judgment and achievement, as demonstrated by his tenure as chairman and chief executive officer of a global financial services company, as well as the skills that qualify him to serve on our Audit Committee. In addition, his service as a director of other public companies provides him with perspective and broad experience on governance issues facing public companies.
William Porter Payne	63	1996	Managing Director of Gleacher & Company LLC since July 2000. Chairman of Centennial Holding Co., Inc. since May 2004. Vice Chairman and Director of PTEK Holdings, Inc. from July 1998 to July 2000; Vice Chairman of Bank of America Corporation from February 1997 to July 1998. Served as President and Chief Executive Officer of the Atlanta Committee for the Olympic Games. Director of Lincoln Financial Group. Director of Anheuser Busch, Inc. from 1997 to 2008.
			In deciding to nominate Mr. Payne, the Nominating Committee and Board considered his track record of sound judgment and achievement, and knowledge of the real estate industry, as demonstrated by his leadership positions at a number of real estate investment companies, as well as his many years of service within the Atlanta business community including his leadership of the Atlanta Committee for the Olympic Games. In addition, his service as a director of other public companies provides him with perspective and broad experience on governance issues facing public companies.
R. Dary Stone	57	2011	President and Chief Executive Officer of R. D. Stone Interests since 1991. From February 2003 to March 2011, Vice Chairman of the Company; from January 2002 to February 2003, President of the Company’s Texas operations; from February 2001 to January 2002, President and Chief Operating Officer of the Company. Director of the Company from 2001 to 2003. Chairman of the Board of Regents of Baylor University.
			In deciding to nominate Mr. Stone, the Nominating Committee and the Board considered his significant knowledge of the real estate industry, especially in Texas and the Southeastern U.S., and his track record of sound judgment and achievement, as demonstrated during his 12-year career with the Company, serving as our President and Chief Operating Officer, our President — Texas, and most recently as our Vice Chairman.

There are no family relationships among our Directors or executive officers.

Meetings of the Board of Directors and Director Attendance at Annual Meetings

Our Board held five meetings during 2010. Each Director attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.

We typically schedule a Board meeting in conjunction with our Annual Meeting and expect that our Directors will attend both, absent a valid reason. All Directors serving at the time of last year’s Annual Meeting attended the Annual Meeting.

Committees of the Board of Directors

Our Board has four standing committees — the Audit Committee; the Compensation, Succession, Nominating and Governance Committee; the Investment Committee; and the Executive Committee.

Audit Committee.  The current members of our Audit Committee are Mr. Edwards, Ms. Giornelli and Mr. Harrison. Mr. Edwards is the Chairman of the Committee. The Audit Committee held eight meetings during 2010. All of the members of the Audit Committee are independent within the meaning of the regulations promulgated by the Securities and Exchange Commission (“SEC”), the listing standards of the NYSE and our Director Independence Standards. All of the members of the Audit Committee are financially literate within the meaning of the SEC regulations, the listing standards of the NYSE and the Company’s Audit Committee Charter. The Board has determined that Mr. Edwards is an audit committee financial expert within the meaning of the SEC regulations and that he has accounting and related financial management expertise within the meaning of the NYSE listing standards.

The primary responsibilities of our Audit Committee include:

•	deciding whether to appoint, retain or terminate our independent registered public accounting firm;

•	reviewing the audit plan and results of the audit engagement with the independent registered public accounting firm;

•	reviewing the scope and results of our internal auditing procedures, risk assessment and the adequacy of our financial reporting controls;

•	reviewing the independence of the independent registered public accounting firm;

•	considering the reasonableness of and, as appropriate, approving the independent registered public accounting firm’s audit and non-audit fees; and

•	providing oversight of the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes and its system of internal controls.

Compensation, Succession, Nominating and Governance Committee.  The current members of our Compensation, Succession, Nominating and Governance Committee are Mr. Bowles, Mr. Edwards, Mr. Hance, Mr. Harrison and Mr. Payne. Mr. Hance is the Chairman of the Committee. The Compensation, Succession, Nominating and Governance Committee held five meetings during 2010. All of the members of the Compensation, Succession, Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE and our Director Independence Standards.

The primary responsibilities of our Compensation, Succession, Nominating and Governance Committee include:

•	setting and administering the policies that govern executive compensation;

•	overseeing our management succession and development programs;

•	making recommendations regarding composition and size of the Board;

•	considering nominees for Director;

•	reviewing qualifications of Director candidates and the effectiveness of incumbent Directors; and

•	making recommendations regarding non-employee Director compensation.

The Compensation, Succession, Nominating and Governance Committee retained Towers Watson, an outside human resources consulting firm, in 2010 to provide advice regarding executive compensation, including for our Named Executive Officers listed in the compensation tables in this proxy statement. Towers Watson advised the Compensation, Succession, Nominating and Governance Committee with respect to compensation trends, best practices and plan design. Towers Watson provided the Compensation, Succession, Nominating and Governance Committee with relevant market data, advice regarding the interpretation of such data, and alternatives to consider when making decisions regarding executive compensation, including for our Named Executive Officers. For more information about the market data provided to the committee, see “Compensation Discussion and Analysis.”

In addition, Towers Watson provided management information regarding benchmarking of non-executive officer positions and valuation services. The Compensation, Succession, Nominating and Governance Committee is aware of these additional services provided by Towers Watson to management.

Investment Committee.  Our Board created the Investment Committee in February 2010. The members of our Investment Committee are Mr. Bowles, Mr. Charlesworth, Ms. Giornelli, Mr. Hance and Mr. Payne. Mr. Charlesworth is Chairman of the Investment Committee. The Investment Committee held two meetings during 2010. Pursuant to its charter, the Investment Committee is required to have a majority of its members be independent under our Director Independence Standards. Currently, all the members of the Investment Committee are independent.

The primary responsibilities of our Investment Committee include:

•	evaluating and recommending to the Board for approval significant investments, acquisitions and developments;

•	reviewing the status of our potential future investments, acquisitions and developments and providing advice and input to management; and

•	as requested by management, reviewing and providing input on certain types of corporate finance transactions, joint ventures and asset dispositions.

Executive Committee.  The members of our Executive Committee are Mr. Gellerstedt, Mr. Glover, Mr. Edwards, Mr. Hance and Mr. Payne. Mr. Glover is Chairman of the Executive Committee. The Executive Committee may exercise all powers of the Board in the management of our business and affairs, except for those powers expressly reserved to the Board. The Executive Committee did not take any action during 2010, other than the approval of the final price for assets previously approved for sale by the full Board.

Director Independence

In order to evaluate the independence of each Director, our Board has adopted a set of Director Independence Standards as part of our Corporate Governance Guidelines. The Director Independence Standards can be found on the Investor Relations page of our website at www.cousinsproperties.com.

The Board has reviewed Director independence under NYSE Rule 303A.02(a) and our Director Independence Standards. In performing this review, the Board considered all transactions and relationships between each Director and our Company, subsidiaries, affiliates, senior executives and independent registered public accounting firm, including those reported under the section “Certain Transactions.” As a result of this review, the Board affirmatively determined that eight of our ten Directors currently serving on the Board are independent. The independent Directors are Mr. Bowles, Mr. Charlesworth, Mr. Edwards, Ms. Giornelli, Mr. Glover, Mr. Hance, Mr. Harrison and Mr. Payne. Mr. Gellerstedt is not an independent Director because of his employment as our Chief Executive Officer, and Mr. Stone is not an independent Director because he was an employee of the Company within the last three years.

Our Audit Committee, our Compensation, Succession, Nominating and Governance Committee and our Investment Committee are composed solely of independent Directors. We believe that the number of independent, experienced Directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.

Executive Sessions of Independent Directors

Our independent Directors meet without management present at least two times each year. Mr. Glover, as our non-executive Chairman, is responsible for presiding at meetings of the independent Directors.

Any stockholder or interested party who wishes to communicate directly with the Chairman or the independent Directors as a group may do so by writing to: Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, GA 30303-1740, Attention: Chairman.

Corporate Governance

Our Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Investor Relations page of our website at www.cousinsproperties.com. The charters of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee are also available on the Investor Relations page of our website.

Our Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”), which applies to all officers, Directors and employees. This Ethics Code reflects our long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Ethics Code is available on the Investor Relations page of our website at www.cousinsproperties.com. Copies of our Corporate Governance Guidelines, committee charters and Ethics Code are also available upon written request to Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740, Attention: Corporate Secretary.

Any stockholder or interested party who wishes to communicate directly with our Board, or an individual member of our Board, may do so by writing to Cousins Properties Incorporated Board of Directors, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service) and will make the communications available to the Directors upon request.

Board Leadership Structure

Until July 2009, we operated under a board leadership structure where our Chief Executive Officer also served as Chairman of the Board. Beginning in July 2009 with the appointment of Mr. Gellerstedt as our Chief Executive Officer, the Board re-evaluated its leadership structure and determined that one of our independent Directors, Mr. Glover, would serve as the independent Chairman of the Board. We believe this current board leadership structure is best for our Company and our stockholders.

The Chief Executive Officer is responsible for the day-to-day leadership and management of the Company and the Chairman’s responsibility is to provide oversight, direction and leadership of the Board. As regulatory requirements cause directors to have more significant oversight responsibilities, we believe it is beneficial to have an independent Chairman who is not a member of management leading the Board. By having another Director serve as Chairman, Mr. Gellerstedt will be able to focus his energy on his duties as our Chief Executive Officer.

Pursuant to our Corporate Governance Guidelines, the independent Chairman is responsible for:

•	providing leadership to the Board and facilitating communication among the Directors;

•	facilitating the flow of information between our management and Directors on a regular basis;

•	setting Board meeting agendas in consultation with the Chief Executive Officer;

•	serving as an ex-officio member of each Board committee;

•	presiding at Board meetings, Board executive sessions and stockholder meetings; and

•	providing input to the Compensation, Succession, Nominating and Governance Committee in connection with the Chief Executive Officer evaluation process, the Board’s annual self-evaluation, management succession planning and committee composition and leadership.

By clearly delineating the role of the Chairman position in our Corporate Governance Guidelines, we attempt to minimize any duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides strong leadership for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our business partners, employees, stockholders and other stakeholders.

Board’s Role in Risk Oversight

Our Board is responsible for overseeing our risk management. The Board delegates some of its risk oversight role to the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee. Under its charter, the Audit Committee is responsible for discussing with management our financial risk assessment. The Audit Committee oversees our corporate compliance programs, as well as the internal audit function. Under its charter, the Compensation, Succession, Nominating and Governance Committee is responsible for reviewing the Company’s incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk taking and to periodically consider the relationship between risk management and incentive compensation. Pursuant to its charter, the Investment Committee focuses on issues related to our investments, acquisitions and developments. Following review and recommendation by the Investment Committee, the Board is required to approve significant developments, dispositions, acquisitions and investments, and the Board and the Investment Committee consider each such transaction in the context of our overall risk profile. In addition, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairmen of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee, as well as from outside advisors. The Board believes that the work undertaken by the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee, together with the work of the full Board and management, enables the Board to effectively oversee the Company’s risk management function.

Majority Voting Policy

Our Corporate Governance Guidelines include a majority voting policy for the election of Directors. Pursuant to this policy, in an uncontested election of Directors, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will promptly tender his or her resignation for consideration by the Compensation, Succession, Nominating and Governance Committee. The Compensation, Succession, Nominating and Governance Committee will promptly consider the resignation offer and make a recommendation to the Board. The Board will act on the Compensation, Succession, Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote. We will publicly disclose, in a Form 8-K furnished to the SEC, the Board’s decision regarding whether to accept the resignation offer. Any Director who tenders his or her resignation will not participate in the Committee or Board deliberations regarding such matter.

Selection of Nominees for Director

Our Directors take a critical role in guiding our strategic direction and overseeing our management. Our Board has delegated to the Compensation, Succession, Nominating and Governance Committee (referred to in this discussion as the “Nominating Committee”) the responsibility for reviewing and recommending nominees for membership on the Board. Candidates are considered based upon various criteria. Candidates must have integrity, accountability, judgment and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making. While we have not adopted a policy regarding diversity of our Board, the Nominating Committee considers the diversity of experience, qualifications, attributes and skills that a potential nominee would bring to the Board in identifying nominees for Director.

The Nominating Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more candidates to fill any vacancies that may occur on the Board. The Nominating Committee uses a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent Directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole, one or more members of the Nominating Committee, or one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board to fill a vacancy.

The Nominating Committee will consider Director nominees proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective nominee for consideration by the committee may do so by submitting the candidate’s name and qualifications in writing to Cousins Properties Incorporated Compensation, Succession, Nominating and Governance Committee, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of February 1, 2011 unless otherwise noted, information regarding the beneficial ownership of our common stock by:

•	our Directors;

•	our Chief Executive Officer, our Chief Financial Officer, the three other executive officers that had the highest total compensation for 2010 and our former Chief Financial Officer who served during 2010, calculated in accordance with SEC rules and regulations (our “Named Executive Officers” or “NEOs”);

•	the Directors and executive officers as a group; and

•	beneficial owners of more than 5% of our outstanding common stock.

	Number of Shares of Common Stock Beneficially Owned(1)
		Shares Held in	Options
		Retirement	Exercisable	Other Shares
	Restricted	Savings	within 60	Beneficially		Percent of
	Stock(2)	Plan	Days(3)	Owned		Class(4)

Gregg D. Adzema	—	—	—	—		—
Erskine B. Bowles	405	—	45,836	23,098		*
Tom G. Charlesworth	—	—	74,871	3,215,904	(5)	3.18%
James D. Edwards	405	—	24,000	3,134,410	(6)	3.05%
James A. Fleming	—	5,095	216,272	32,865		*
Lawrence L. Gellerstedt, III	40,191	1,665	140,453	82,999		*
Lillian C. Giornelli	405	—	24,000	3,599,692	(7)	3.50%
S. Taylor Glover	405	—	37,182	3,444,866	(8)	3.37%
James H. Hance, Jr.	405	—	37,182	55,261		*
William B. Harrison, Jr.	405	—	30,591	17,078		*
Robert M. Jackson	9,786	—	51,262	1,963		*
Craig B. Jones	21,999	11,457	385,031	73,045	(9)	*
John S. McColl	10,104	14,338	127,782	60,830	(10)	*
William Porter Payne	405	—	71,201	79,553	(11)	*
R. Dary Stone	1,137	3,339	224,750	149,578		*
Total for all Directors and executive officers as a group (18 persons)	97,923	41,992	1,539,430	4,619,000	(12)	6.00%
5% Stockholders
Morgan Stanley(13)	—	—	—	10,752,263		10.40%
The Vanguard Group, Inc.(14)	—	—	—	9,348,143		9.04%
Thomas G. Cousins(15)	—	—	—	8,562,588		8.28%
BlackRock, Inc.(16)	—	—	—	7,766,813		7.51%
T. Rowe Price Associates, Inc.(17)	—	—	—	6,709,353		6.49%

*	Less than 1% individually

(1)	Based on information furnished by the individuals named in the table, includes shares for which the named person has sole voting or investment power or shared voting or investment power with his or her spouse. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)	Represents shares of restricted stock awarded to certain executive officers and Directors. The executive officers and Directors have the right to direct the voting of the shares of restricted stock reflected in the table.

(3)	Represents shares that may be acquired through stock options exercisable through March 31, 2011.

(4)	Based on 103,391,877 shares of common stock issued and outstanding as of February 1, 2011. Assumes that all options owned by the named individual and exercisable within 60 days are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(5)	Includes 3,118,237 shares owned by CF Foundation, of which Mr. Charlesworth is one of five board members who share voting and investment power.

(6)	Includes 3,118,237 shares owned by CF Foundation, of which Mr. Edwards is one of five board members who share voting and investment power.

(7)	Includes 932 shares owned jointly by Ms. Giornelli and her spouse, as to which Ms. Giornelli shares voting and investment power, and 60,736 shares held by Ms. Giornelli as custodian for her children. Also includes 111,496 shares owned by Nonami Foundation, Inc., of which Ms. Giornelli and her husband, as the sole trustees, share voting and investment power, and 3,118,237 shares owned by CF Foundation, of which Ms. Giornelli is one of five board members who share voting and investment power. Excludes 715,939 shares owned by The Cousins Foundation, of which Ms. Giornelli is one of four trustees who share voting and investment power.

(8)	Includes 5,565 shares owned by STG Partners, LP, as to which Mr. Glover and his wife, as general partners, share voting and investment power. Also includes 3,118,237 shares owned by CF Foundation, of which Mr. Glover is one of five board members who share voting and investment power. Does not include 5,565 shares owned by Mr. Glover’s wife, as to which Mrs. Glover has sole voting power, and for which Mr. Glover disclaims beneficial ownership.

(9)	Includes 1,625 shares owned in trust for the benefit of Mr. Jones’ sons, for which Mr. Jones disclaims beneficial ownership.

(10)	Includes 1,597 shares owned jointly by Mr. McColl and his spouse, as to which Mr. McColl shares voting and investment power.

(11)	Does not include 1,998 shares held by the Estate of John F. Beard, for which Mr. Payne’s wife is executrix and as to which Mr. Payne disclaims beneficial ownership.

(12)	Includes 3,238,945 shares as to which Directors and executive officers share voting and investment power with others. Eliminates duplications in the reported number of shares arising from the fact that Mr. Charlesworth, Mr. Edwards, Ms. Giornelli, Mr. Glover and Mr. Thomas G. Cousins share in the voting and investment power of the 3,118,237 shares owned by CF Foundation. Does not include 7,563 shares owned by spouses and other affiliates of Directors and executive officers, as to which they disclaim beneficial ownership.

(13)	According to a Schedule 13G/A filed with the SEC on February 9, 2011, Morgan Stanley, a parent holding company or control person, and Morgan Stanley Investment Management Inc., an investment adviser, had sole voting power with respect to 7,956,989 shares of our common stock and sole dispositive power with respect to 10,752,263 shares of our common stock. According to the Schedule 13G/A, the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., which is a wholly-owned subsidiary of Morgan Stanley. According to the Schedule 13G/A, Morgan Stanley beneficially owned 10.5% of our common stock as of December 31, 2010. The business address for Morgan Stanley is 1585 Broadway, New York, New York 10036, and the business address for Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.

(14)	According to a Schedule 13G/A filed with the SEC on February 10, 2011, The Vanguard Group, Inc. (“Vanguard”), an investment advisor, has sole voting and shared dispositive power with respect to 157,468 shares of our common stock and sole dispositive power with respect to 9,190,675 shares of our common stock. According to the Schedule 13G/A, Vanguard beneficially owned 9.06% of our common stock as of December 31, 2010. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(15)	Includes 1,330,945 shares as to which Mr. Cousins shares voting and investment power. Does not include 746,747 shares owned by Mr. Cousins’ wife, as to which he disclaims beneficial ownership. The address for

Mr. Cousins is 3445 Peachtree Road NE, Suite 175, Atlanta, Georgia 30326. Excludes 3,118,237 shares owned by CF Foundation, of which Mr. Cousins is one of five board members who share voting and investment power.

(16)	According to a Schedule 13G/A filed with the SEC on February 3, 2011, BlackRock, Inc. (“BlackRock”), an investment advisor, has sole voting and dispositive power with respect to 7,766,813 shares of our common stock. According to the Schedule 13G/A, BlackRock beneficially owned 7.53% of our common stock as of December 31, 2010. The business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(17)	According to a Schedule 13G/A filed with the SEC on February 10, 2011, T. Rowe Price Associates, Inc. (“T. Rowe”), an investment advisor, has sole voting power with respect to 925,021 shares of our common stock and sole dispositive power with respect to 6,709,353 shares of our common stock. According to the Schedule 13G/A, T. Rowe beneficially owned 6.5% of our common stock as of December 31, 2010. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), T. Rowe is deemed to be a beneficial owner of such common stock; however, T. Rowe expressly disclaims that it is, in fact, the beneficial owner of such common stock. The business address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation, Succession, Nominating and Governance Committee of our Board of Directors (also referred to in this Executive Compensation section as the “Compensation Committee”) is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis describes our executive compensation programs for 2010. It also describes how and why the Committee made its 2010 compensation decisions for our Named Executive Officers (or “NEOs”) detailed in the tables that follow. Our NEOs for 2010 are as follows:

•	Lawrence L. Gellerstedt, III — President and Chief Executive Officer;

•	Craig B. Jones — Executive Vice President and Chief Investment Officer;

•	Gregg D. Adzema — Executive Vice President and Chief Financial Officer;

•	John S. McColl — Executive Vice President — Development, Office Leasing and Asset Management;

•	Robert M. Jackson — Senior Vice President, General Counsel and Corporate Secretary; and

•	James A. Fleming — our Former Executive Vice President and Chief Financial Officer who retired as of December 31, 2010.

Executive Summary

Business Environment

For 2010, the Company exceeded in the aggregate its annual performance goals, notwithstanding the continued difficult real estate environment. “Funds from Operations” (or “FFO”)1 increased significantly in 2010 compared to 2009. In a still-challenging leasing environment, the Company increased its percent leased at its office properties, retail properties and industrial properties during 2010. As a result of this activity, rental property revenues less rental property operating expenses increased across the Company’s portfolio of consolidated and joint venture properties in 2010. In addition, our overall sales and fee income exceeded our goals and contributed to FFO in 2010.

Summary of Key Compensation Decisions for 2010

The Compensation Committee made the following key decisions with respect to our 2010 compensation for our NEOs:

•	Base salaries for Messrs. Gellerstedt, Jones and Fleming were unchanged, while base salary increases were approved for Messrs. McColl and Jackson;

•	Based on our performance for the year, annual cash incentives were paid to our NEOs at levels between 104% — 110% of their respective targets; and

•	Long-term, equity-based compensation was granted to our NEOs using a mix of 25% options, 37.5% time-vested restricted stock and 37.5% performance conditioned RSUs, with the performance conditioned RSUs subject to performance goals relating to total stockholder return and FFO.

1 For the definition of FFO, please see our Annual Report on Form 10-K for the year ended December 31, 2010 that forms part of our 2010 Annual Report and is also available at www.sec.gov or on the Investor Relations page of our website at www.cousinsproperties.com.

Compensation and Governance Practices

We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of pay to Company performance over a multi-year period. Other compensation and governance practices that support these principles, each of which is described in more detail in this Compensation Discussion and Analysis, include the following:

•	We do not have employment agreements with any of our executive officers;

•	We have adopted a recoupment policy (or “clawback”) pursuant to which we may seek to recover incentive-based compensation, including stock options, from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws;

•	The change in control severance agreements for our executive officers require a “double trigger” — both a change in control and a termination of employment — for the payout of severance benefits. We eliminated the tax gross-up provision in the agreements we entered into with Messrs. McColl and Adzema, and we have committed that we will not in the future enter into a new agreement, or materially amend any existing agreement, that includes a tax gross-up provision;

•	We have adopted a policy for our executive officers requiring a holding period following the vesting of restricted stock or restricted stock units that settle in stock;

•	Our compensation practices provide a balanced mix of cash and equity, annual and long-term incentives, and performance metrics which mitigate against excessive risk-taking by our employees; and

•	We have strong stock ownership guidelines for our executive officers and Directors, including a target ownership of four times annual base salary for our Chief Executive Officer, but in each case allowing a period of time to accumulate the requisite ownership.

Compensation Objectives and Policies and Competitive Positioning

In assessing the compensation of our executives, including our NEOs, we consider strategies intended to attract and retain talented executives in a competitive and dynamic real estate marketplace. While keeping in mind our accountability to our stockholders, we aim to reward executives commensurate with corporate and individual performance.

The success of our business strategy depends significantly on the performance of the executives responsible for its execution. While we have materially reduced our staffing levels as a result of the recent economic downturn, our business strategy still requires that our executives have a more diverse real estate skill set than if we were a passive real estate investment company in order to allow us to underwrite and execute on real estate investment and development opportunities across multiple product types and geographic areas. We have historically created value through the acquisition, development and redevelopment of several types of real estate. Currently, we are primarily focused on four core strategies:

•	leasing available space in our existing projects;

•	selling residential lots, land tracts, outparcels and certain non-core properties;

•	securing and maintaining management, leasing, development, third party, joint venture and other fees; and

•	pursuing investment and development opportunities.

The core principle of our compensation program is to position our NEOs’ cash and equity-based compensation to be within a competitive range (e.g., +/-15%) of the average compensation paid by the 50th to the 75th percentile of certain relevant labor markets (described below under “Peer Group Analysis”) for similarly situated positions. Providing compensation levels within this range allows us to be competitive in finding and retaining the top talent we need to execute our business plan. For 2010, the actual total direct compensation, base salary plus actual annual incentive cash awards plus expected value of long-term incentives, to our NEOs fell within our competitive ranges, other than with respect to our Chief Executive Officer, Mr. Gellerstedt, which fell below market median levels. However, this shortfall was not unexpected given Mr. Gellerstedt’s mid-year 2009 promotion and his limited tenure in the role.

Another key principle of our compensation strategy is to provide a meaningful portion of total compensation via equity-based awards, including awards that only vest if certain future performance conditions are satisfied. For 2010, 37.5% of the long-term incentive award is subject to future performance conditions related to total stockholder return and FFO.

All of our employees, including our NEOs, are employed “at-will.” Our NEOs, along with certain other key employees, are provided benefits under Change in Control Severance Agreements. These agreements are discussed below under “Severance Policy, Retirement and Change in Control Agreements.”

Other than a 401(k)/retirement savings plan (“Retirement Savings Plan”), we do not have a pension plan or deferred compensation program for any of our employees, including our NEOs. Rather, we focus on providing short and long-term cash compensation and long-term equity-based awards in amounts necessary to retain our NEOs and to allow them to provide for their own retirement. For the 2010 compensation period and for prior periods, we made an annual discretionary contribution to our Retirement Savings Plan for the benefit of all employees meeting certain service requirements. Beginning in 2011, we implemented a program to “match” employee contributions to the Retirement Savings Plan up to 3% of eligible compensation. We expect that in the future the Company’s contributions to the plan will be in the form of a “match” rather than a discretionary contribution. The “matching” contribution is available to all employees, including our NEOs.

Compensation Review Process

Peer Group Analysis

The Compensation Committee evaluates NEO compensation by reviewing available competitive data, representing organizations of varying sizes (measured by market capitalization) and varying operating strategies. For purposes of making decisions regarding 2010 compensation, the Compensation Committee engaged Towers Watson to compile data from three primary sources: (1) the 2009 National Association of Real Estate Investment Trusts (“NAREIT”) survey, (2) the 2008 Mercer Real Estate Survey and (3) a “custom cut” peer group of 10 companies with similar business activities, strategies and asset classes.

The NAREIT survey is conducted annually and collects compensation information for executive and non-executive positions exclusively for REITs. In addition to the total sample of all 99 companies in the NAREIT survey, the Compensation Committee considered data for the 30 companies in the survey with a total market capitalization of $1 billion to $3 billion (as of the time of the survey) and data for the 22 companies in the survey with a total market capitalization of $3 billion to $6 billion (as of the time of the survey). The NAREIT survey is used to provide the Compensation Committee with a broad view of the competitive labor market.

The Compensation Committee also uses a survey conducted bi-annually by Mercer Consulting, which focuses on businesses in the real estate development industry. The Mercer survey includes companies that are not REITs, as well as privately held companies.

We have no input regarding the companies included in the NAREIT or Mercer surveys. Management researched and selected the 10 companies in the “custom cut” peer group for use by the Compensation Committee in its discretion. For 2010, the custom cut group companies were:

• Boston Properties, Inc.	• Forest City Enterprises	• Macerich Company
• Colonial Properties Trust	• Highwoods Properties, Inc.	• Post Properties, Inc.
• Duke Realty Corporation	• Kimco Realty Corporation	• Regency Centers Corporation
• Federal Realty Investment Trust

The custom cut peer group changed in 2009 with the removal of Developers Diversified Realty Corporation, as this company did not participate in the NAREIT survey.

The Compensation Committee considered data from each survey for decisions regarding 2010 compensation of our NEOs, but the primary data reference for all our NEOs except Mr. McColl was the total sample of all companies in the NAREIT survey. With respect to Mr. McColl, the Mercer survey was the primary data reference.

Performance Review, Role of Management and Compensation Consultants

The Compensation Committee evaluates Company and individual performance when making compensation decisions with respect to our NEOs. In that regard, in making decisions regarding NEO compensation, the Compensation Committee considers recommendations from our CEO with respect to each of the other NEOs. These recommendations are based upon the CEO’s analysis of each executive officer’s performance and contributions. However, the Compensation Committee retains the right to act in its sole and absolute discretion. In addition, representatives of Towers Watson will from time to time attend Compensation Committee meetings and provide guidance regarding interpreting the competitive compensation data and trends in the marketplace.

Components of Compensation

The total compensation opportunity for our NEOs in 2010 incorporated four primary components: a base salary, an annual incentive cash award, a long-term incentive equity award (or “LTI”) and certain benefits and perquisites.

Base Salary

The Compensation Committee views base salary as the foundation of our compensation program. The Compensation Committee makes base salary decisions based on the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the peer groups discussed previously. No particular weight is assigned to each factor.

The Compensation Committee reviewed base salaries of our NEOs, other than Mr. Adzema, at its meeting on December 7, 2009 and again, with respect to Mr. McColl and Mr. Jackson, at its meeting on February 15, 2010. Based on its review, the Compensation Committee determined that the base salaries of Messrs. Gellerstedt, Jones and Fleming were generally appropriate and were not increased for 2010. With respect to Mr. Jackson, his 2010 base salary was increased from $240,000 to $260,000 at the Committee’s December 7, 2009 meeting and then further increased to $300,000 at the Committee’s meeting on February 15, 2010. Mr. Jackson’s base salary was adjusted to be more consistent with the applicable benchmarks and based on considerations of internal equity. Mr. McColl’s base salary was increased on February 15, 2010, from $275,000 to $300,000, in connection with his promotion to Executive Vice President — Development, Office Leasing and Asset Management. With respect to Mr. Adzema, his base salary was established by the Compensation Committee contemporaneously with his joining the Company on November 30, 2010.

The annual base salaries of our NEOs for 2009 and 2010 were as follows (with Mr. Jackson’s 2010 annual base salary in the table below reflecting the two adjustments described above):

	2009	2010
	Base Salary	Base Salary

Lawrence L. Gellerstedt, III	$500,000	$500,000
Craig B. Jones	$350,000	$350,000
Gregg D. Adzema	$ NA	$350,000
John S. McColl	$275,000	$300,000
Robert M. Jackson	$240,000	$300,000
James A. Fleming	$320,000	$320,000

Annual Incentive Cash Award

Our NEOs each have an opportunity to earn an annual incentive cash award designed to reward annual corporate performance, as well as to encourage and reward individual achievement during the year. Each year the Compensation Committee establishes a target annual incentive cash award opportunity for each of our NEOs following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the peer groups discussed previously. No particular weight is assigned to each factor. The targeted annual incentive cash award opportunity and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year. The determination of the actual annual incentive cash award paid to an executive officer is not entirely formulaic. Rather, the Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, considers all facts and circumstances when evaluating an individual executive’s performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions.

2010 Target Opportunity

For 2010, the Compensation Committee, at its meetings on December 6, 2009 and February 15, 2010, established target annual incentive cash awards for our NEOs, other than Mr. Adzema, who was hired November 30, 2010 and was not eligible for a 2010 annual incentive cash award. No adjustments were made to the targeted percentage of base salary for the NEOs. However, as a result of the previously discussed adjustments to their respective base salaries, the 2010 target award amounts for Mr. McColl and Mr. Jackson increased. For 2010, the target annual incentive cash awards for our NEOs, other than Mr. Adzema, were as follows:

	2010 Target Annual
	Incentive Cash Awards
	% of Base Salary	Dollar Amount

Lawrence L. Gellerstedt, III	105%	$525,000
Craig B. Jones	100%	$350,000
John S. McColl	85%	$255,000
Robert M. Jackson	70%	$210,000
James A. Fleming	90%	$288,000

2010 Performance Goals

The Compensation Committee, at its February 15, 2010 meeting, adopted the performance goals for the 2010 annual incentive cash award following a review of our annual business plan and budget for the year. The Compensation Committee assigned each goal a weight of relative importance. The following were the annual incentive cash award performance goals for 2010:

1. Funds from Operations.  The Compensation Committee believes that FFO is an appropriate measure of corporate performance when it is properly adjusted for activities related to our investment and capital recycling strategies. The FFO goal for 2010 was $37,000,000, weighted to be 35% of the overall goals. The Compensation Committee retains the discretion to make adjustments to FFO in determining our performance against the goal to the extent it determines is appropriate for business decisions made during the year that are dilutive to FFO but otherwise in the best interests of the Company.

2. Gross Square Footage Leased.  We believe one of our core competencies is to lease property. We expect each of our properties to achieve near capacity occupancy after a pro forma lease-up period following completion of construction or acquisition. In that regard, for 2010, the Compensation Committee established a goal for us to lease 700,000 gross square feet in our office portfolio and 400,000 gross square feet in our retail portfolio, with the aggregate office and retail leasing goals representing 35% of the overall goals. In addition, for 2010 the Compensation Committee set a goal for us to lease 970,000 square feet of space in our industrial portfolio, representing 5% of the overall goals. These leasing goals for 2010 took into account overall market conditions.

3. Proceeds from Multi-Family Residential Unit, Residential Lot and Tract Sales.  One of our key strategies for 2010 was to sell multi-family residential units, residential lots, land tracts, outparcels and certain non-core properties. Consistent with this strategy, the Compensation Committee established a goal for 2010 that the Company realize $28,100,000 of gross proceeds from the sale of multi-family residential units, $14,800,000 of gross proceeds from residential lot sales and $30,300,000 of gross proceeds from outparcel and tract sales. The gross sales proceeds goal represented 15% of the overall goals.

4. Fee Income.  Another key strategy for 2010 was the generation of fee income. In that regard, the Compensation Committee established a goal for the Company to recognize $18,000,000 of fee income in 2010, representing 10% of the overall goals.

The Compensation Committee believes that the performance goals and the weighting of each for the 2010 annual incentive cash awards were aggressive and appropriate given our business strategy, historic performance and the current real estate market and that, if met, then the Company would have had a good year.

Performance Against Goals

The Compensation Committee evaluated the Company’s performance against these goals twice; first at its meeting on August 9, 2010 and then again at its meeting on February 2, 2011. At its August 9, 2010 meeting, the Compensation Committee determined, based on actual results as of June 30, 2010, that the Company had met each of its performance goals, pro-rated for the first half of the year, and that each of our NEOs had earned a partial annual incentive cash award for 2010. The Compensation Committee therefore approved the payment of an award for each of the NEOs of 40% of their respective target award, which was made in August 2010.

At its meeting on February 2, 2011, the Compensation Committee evaluated the Company’s performance against the 2010 goals for the full year ending December 31, 2010 and determined that we had materially outperformed against our goals — achieving 121% of the overall goals — as more particularly described below:

•	The Compensation Committee exercised its discretion to adjust reported FFO and determined that we achieved adjusted FFO of $42,016,000, or 114% of the goal. Specifically, in 2010 the Company incurred a $9,235,000 expense related to the termination of an interest rate swap hedging a term loan that was paid off following the sale of a project. The Compensation Committee determined that the hedge termination expense should not dilute FFO for purposes of evaluating performance against the goal because the payoff of the term loan was in the best interests of the Company, consistent with our strategy of de-leveraging.

•	The Compensation Committee determined that we had leased over 1,000,000 square feet in our office portfolio, or 152% of the goal, and nearly 500,000 square feet in our retail portfolio, or 123% of the goal. Overall, the Compensation Committee determined that we achieved 142% of our overall office and retail leasing goals. In addition, the Compensation Committee determined that we had leased approximately 784,000 square feet in our industrial portfolio, or 81% of the goal.

•	The Compensation Committee determined that we had realized gross proceeds of approximately $35,000,000 from sales of multi-family residential units, or 124% of the goal, $39,000,000 from sales of tracts/outparcels, or 129% of the goal, and $10,300,000 from residential lot sales, or 69% of the goal. Overall, the Compensation Committee determined that we had achieved 115% of our sales goals for 2010.

•	The Compensation Committee determined that we had recognized approximately $18,100,000 of fee income, or 101% of the goal.

In determining the actual 2010 incentive cash award for our NEOs, in addition to our overall performance against the established goals, the Compensation Committee considered each NEO’s 2010 individual performance and contributions to the Company during the year, and determined that each NEO performed above target. Based on these considerations, the Compensation Committee determined that each of our NEOs, other than Mr. Jones, earned incentive cash awards equal to 110% of their respective target amounts. With respect to Mr. Jones, the Compensation Committee slightly reduced his award to 104% of his target amount based on considerations of internal equity. The annual incentive cash awards for 2010 were as follows:

	2010 Annual
	Incentive Cash Awards
	Target	Actual Award *

Lawrence L. Gellerstedt, III	$525,000	$577,500
Craig B. Jones	$350,000	$365,000
John S. McColl	$255,000	$280,500
Robert M. Jackson	$210,000	$231,000
James A. Fleming	$288,000	$316,800

*	As discussed previously, 40% of the target amount was paid in August 2010, with the balance of the actual award paid in February 2011.

Long-Term Incentive Equity Awards

Our LTI program is intended to provide an incentive to our executives for the creation of value and the corresponding growth of our stock price over time. The ultimate goal of equity-based compensation is to encourage executives to act as equity owners. We believe equity-based compensation plays an essential role in retaining and motivating our NEOs by providing incentives that are linked to our long-term success and increasing stockholder value. The Compensation Committee grants, or has granted in the past, stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”) under our LTI program. Details about the different types of awards are provided after the discussion of the LTI awards for 2010 (granted in 2011) and the LTI awards for 2009 (granted in 2010).

The LTI awards for 2010 that were granted in February 2011 do not appear in any of the tables that follow this Compensation Discussion and Analysis, in accordance with applicable SEC regulations. Rather, the LTI awards for 2009 that were granted in February 2010 appear in the 2010 Summary Compensation Table, the Grants of Plan Based Awards in 2010 and the Outstanding Equity Awards at 2010 Fiscal Year End tables that follow this Compensation Discussion and Analysis. We provide a description of both awards below.

LTI Grant Practices and Performance Conditions

We grant LTI awards to key employees at a regularly scheduled meeting of the Compensation Committee, typically in February of each year. We do not have any program, plan or practice that coordinates the grant of equity awards with the release of material information. We generally do not grant options to newly hired employees.

In 2006, the Compensation Committee established three performance factors for purposes of evaluating whether to grant LTI awards: (1) “total stockholder return” over various time periods, both on an absolute basis and relative to the MSCI US REIT Index; (2) the dollar amount of development starts and investments over time and (3) “value creation” over time. The Compensation Committee, at its meeting on February 15, 2010, reviewed these factors and determined that these factors were no longer appropriate in the current real estate environment. Rather, the Compensation Committee believes that in the current real estate environment it is more appropriate to make regular LTI awards at target levels, subject to adjustment by the Committee, with a meaningful portion of such awards being subject to future performance vesting conditions.

2010 LTI Targets (for Awards Granted in 2011)

The Compensation Committee, at its February 15, 2010 meeting, established the target dollar amount of LTI awards for our NEOs for 2010, other than Mr. Adzema, following a review of the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the peer groups discussed previously. For Mr. Adzema, his 2010 target LTI award was established by the Compensation Committee contemporaneously with his joining the Company on November 30, 2010. Notwithstanding that Mr. Adzema joined the Company late in 2010, he was eligible for a full year LTI award so as to provide a more immediate performance and retention incentive. Mr. Fleming was not eligible to receive an LTI award for 2010 following his retirement on December 31, 2010.

The Compensation Committee utilizes a dollar amount as a target, rather than a number of shares, options or RSUs so as to neutralize the impact of stock price volatility and permit our equity-based compensation to be budgeted with greater accuracy. The Compensation Committee views LTI as an essential component of annual compensation of our NEOs and, as a result, the Committee does not consider prior grants when making current year determinations. The target 2010 LTI award values for our NEOs are included in the table under “2010 LTI Grants” below.

2010 LTI Grants (Made in 2011)

At its meeting on February 14, 2011, the Compensation Committee granted LTI awards to our NEOs at 100% of the 2010 target value using a mix of 25% options, 37.5% time-vested restricted stock and 37.5% performance conditioned RSUs. The time-vested restricted stock is primarily intended to be a retention tool. The balance of the 2010 LTI award is performance conditioned. With respect to the stock option grant, the value of the award is directly contingent on the appreciation in the value of our stock. In the case of the performance conditioned RSUs granted on February 14, 2011 for the 2010 compensation period (“2010 Performance RSUs”), the award only has value if we achieve the performance measures described below.

•	70% of the value of each 2010 Performance RSU, as determined on the grant date, is subject to a condition that total stockholder return (“TSR”) of our common stock over the three-year period beginning January 1, 2011 through December 31, 2013 be equal to 100% of the TSR of the companies in the SNL Financial Office REIT Index as of January 1, 2011 (the “2011 LTI Peer Group”). This goal is evaluated on a sliding scale. TSR below the 25th percentile of the 2011 LTI Peer Group would result in no payout, TSR at the 25th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are prorated between these stated levels, subject to the 200% maximum.

•	30% of the value of each 2010 Performance RSU, as determined on the grant date, is subject to a condition that our aggregate FFO during the period beginning January 1, 2011 through December 31, 2013, is at least equal to a defined dollar amount per common share (the “FFO Target”). This goal is evaluated on a sliding scale. If aggregate FFO per share is less than 60% of the FFO Target there would be no payout. If aggregate FFO per share is 140% or greater of the FFO Target then the payout would be 200%. Payouts would be prorated between these stated levels, subject to the 200% maximum. The Compensation Committee considers the FFO Target to be aggressive and appropriate given our business strategy, historic performance and the current real estate market and that, if met, then the Company would have performed well over the performance period.

The number of stock options, restricted stock and 2010 Performance RSUs granted by the Compensation Committee to our NEOs for 2010 are set forth in the table below. The value of the awards for purposes of determining the number of stock options, restricted shares and 2010 Performance RSUs granted to each NEO was determined using our average stock price over a 30-calendar day period ending on February 2, 2011. The actual grant to an NEO for each component of the 2010 LTI award was rounded to the nearest whole unit. The exercise price of the stock options granted was the closing price on February 14, 2011. As discussed previously, Mr. Fleming was not eligible for a 2010 LTI award.

	2010 Actual LTI Awards
	Actual LTI		# of
	Award		Time-vested		# of
	Value		Restricted	# of	FFO RSUs
	(100% of	# of Options	Shares	TSR RSUs	Granted
	Target)	Granted(1)	Granted(2)	Granted(3)	(3)

Lawrence L. Gellerstedt, III	$800,000	51,282	35,294	16,471	10,588
Craig B. Jones	$425,000	27,244	18,750	8,750	5,625
Gregg D. Adzema	$350,000	22,436	15,441	7,206	4,632
John S. McColl	$208,271	13,351	9,188	4,288	2,757
Robert M. Jackson	$190,000	12,179	8,382	3,912	2,515

(1)	25.00% of award value at $3.90 per share.

(2)	37.50% of award value at $8.50 per share.

(3)	26.25% of award value at $12.75 per unit.

(4)	11.25% of award value at $8.50 per unit.

In addition, the Compensation Committee, at its meeting on February 14, 2011, granted 29,411 shares of restricted stock to Mr. Adzema (“Special Stock Grant”), which “cliff” vests on the third anniversary of the grant date provided he is still employed by us on such date. The Special Stock Grant was part of the inducement for Mr. Adzema to join the Company and is intended to provide an additional performance and retention incentive. The grant was sized based on a target value of $250,000, at $8.50 per share (which was the value per share used to size the other time-vested restricted stock grants made on February 14, 2011).

2009 LTI Grants (Made in 2010)

As more particularly described in the 2010 Proxy Statement, the Compensation Committee, at its meeting on February 15, 2010, granted stock options, restricted stock and performance conditioned RSUs to our NEOs. With respect to the performance conditioned RSUs granted on February 15, 2010 for the 2009 compensation period (“2009 Performance RSUs”), the awards only have value if we achieve the performance measures described below.

•	One half the value of each 2009 Performance RSU award, as determined on the date of grant, is subject to a condition that total stockholder return (“TSR”) of our common stock over the three-year period beginning January 1, 2010 through December 31, 2012 be equal to 100% of the median TSR of the companies in the MSCI US REIT Index (“RMZ”) as of January 1, 2010. This goal is evaluated on a sliding scale. TSR at or below the 35th percentile of the companies in the RMZ would result in no payout, TSR at the 50% percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are prorated between levels, subject to the 200% maximum.

•	The other half of the value of the 2009 Performance RSU award, as determined on the date of grant, is conditioned upon a targeted reduction in the ratio of our “Total Debt” (net of any cash on hand) to trailing 12-month “Consolidated EBITDA” from the current level of approximately 7:1 to 5.5:1 by the end of 2012. Performance against this metric is also evaluated on a sliding scale. A ratio of 6.25:1 or higher would result in no payout, a ratio of 5.5:1 would result in 100% payout, and 4.5:1 would result in 200% payout. Payouts are prorated between levels, subject to the 200% maximum. The Total Debt and Consolidated EBITDA calculations would be based on the definitions used in our current bank credit facility, but would be adjusted to eliminate any increase in the ratio to the extent such increase is attributable to new investments or assets acquired after the beginning of the three-year performance period.

The February 2010 grant of stock options, restricted stock and 2009 Performance RSUs granted by the Compensation Committee to our NEOs for 2009 are included in the Summary Compensation Table for 2010, Grants of Plan Based Awards in 2010 and the Outstanding Equity Awards at 2010 Fiscal Year End tables that follow this Compensation Discussion and Analysis.

Stock Options and Stock Appreciation Rights

The Compensation Committee believes that a meaningful portion of our equity-based compensation should be in the form of stock options or SARs, which reward stock price growth more directly than full value stock awards, such as restricted stock and RSUs. The Compensation Committee believes that stock options and SARs provide a significant link between the executive and our goal of maximizing stockholder value, as the award will have value only if the market value of our stock increases above the exercise price.

Stock options and SARs (i) are issued with an exercise price equal to the closing market price on the grant date, (ii) vest ratably over the four-year period beginning on the grant date and (iii) expire 10 years from the grant date. The vesting requirement creates an incentive for an executive to remain employed with us. Stock options and SARs do not include dividend equivalents or any reload grant features, but they are adjusted as a result of special dividends. Stock options and SARs are valued using the Black-Scholes method for purposes of determining the number of options or SARs granted to a particular NEO and the contribution of the grant to his total compensation.

In addition, stock options are potentially subject to accelerated vesting upon the retirement of a participant, including an NEO, who satisfies the “Rule of 65.” See “Severance Policy, Retirement and Change in Control Agreements” below.

Restricted Stock

Full value equity awards, such as restricted stock, do not reward stock price growth to the same extent as stock options and SARs. Nevertheless, the Compensation Committee believes that full value awards are an effective compensation tool because the current value of the award is more visible to the executive. Additionally, full value awards create an interest that encourages executives to think and act like stockholders and serve as a competitive retention vehicle. Restricted stock granted prior to 2010 generally vest ratably over four years. Restricted stock granted in 2010 “cliff” vests on the third anniversary of the grant date. Restricted stock granted in 2011 vests ratably over three years. Also, holders of restricted stock generally receive all regular and special dividends declared with respect to our common stock.

Restricted Stock Units

An RSU is a bookkeeping unit that is essentially the economic equivalent of one share of restricted stock, the difference being that upon vesting the RSU is settled in cash. The Compensation Committee periodically issues RSUs as a portion or the entire full value component of LTI, after considering levels of stockholder dilution since the RSU awards do not result in additional dilution to existing stockholders versus grants of restricted stock.

Upon vesting, each RSU pays a cash amount equal to the 30-calendar day average closing price of our common stock for the period ending on the vesting date. For RSUs that vested prior to 2009, each RSU paid an amount equal to the closing price of our common stock on the vesting date. Also, holders of RSUs generally receive dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock. RSUs granted prior to 2010 vest ratably over four years following the grant.

The performance conditioned RSUs granted in 2010 and 2011 generally “cliff” vest on the third anniversary of the grant date. Also, dividend equivalents are not paid currently on the performance conditioned RSUs. Rather, upon satisfaction of the vesting conditions, if at all, the dividend equivalents on the vested performance conditioned RSUs are determined and paid on a cumulative, reinvested basis over the term of the award, based on the ultimate payout. For example, if the payout of a performance conditioned RSU at vesting equaled 200% of target, such amount would include dividend equivalents on shares at 200% of target on a reinvested basis over the three-year performance period.

In addition, RSUs are subject to accelerated vesting, and Performance RSUs are subject to special rules waiving the requirement of continued employment but not the performance condition, upon the retirement of a participant, including an NEO, who satisfies the “Rule of 65.” See “Severance Policy, Retirement and Change in Control Agreements” below.

Benefits and Perquisites

To remain competitive in the market, we provide certain benefits and perquisites to our NEOs. These include health, life and disability insurance premiums paid by us on behalf of our NEOs, contributions to our Retirement Savings Plan and certain club membership dues. The Compensation Committee has reviewed the benefits and perquisites provided to our NEOs in 2010 and determined that they are appropriate.

Retirement of James A. Fleming

James A. Fleming retired as our Executive Vice President and Chief Financial Officer effective December 31, 2010. We entered into a Retirement and Consulting Agreement with Mr. Fleming (the “Fleming Retirement and Consulting Agreement”) pursuant to which Mr. Fleming is to provide consulting services to the Company from January 1, 2011 to June 30, 2011 in exchange for $320,000 payable in three installments. In addition, all of his stock options granted in 2009 and 2010, all of his shares of restricted stock and all of his RSUs granted prior to 2010 were vested as of his retirement date, and his vested options were modified to permit Mr. Fleming the right to exercise the options through the original stated term of the options. With respect to the 2009 Performance RSUs, these grants will vest only if the applicable performance conditions are met. In addition, we agreed to reimburse Mr. Fleming for the cost of COBRA health insurance benefits for up to one year after his retirement. Mr. Fleming agreed to certain non-disclosure and non-solicitation provisions, and the agreement also contains a general release and other customary terms and conditions. The consulting payments and the COBRA benefits are included in the “All Other Compensation” column and the fair value of the modification of Mr. Fleming’s option awards is included in “Option Awards” column in the “Summary Compensation Table for 2010.” The value on his retirement date of the accelerated vesting of his restricted stock and RSUs totaled $218,526 and is included in the “Value Realized on Vesting” column in the “Option Exercises and Stock Vested in 2010” table.

Incentive Based Compensation Recoupment Policy

On February 15, 2011, our Board of Directors adopted an incentive-based compensation recoupment policy (the “Recoupment Policy”, also sometimes commonly referred to as a “clawback”). Pursuant to the Recoupment Policy, if the Company is required to restate any previously issued financial statements due to the Company’s material noncompliance (as determined by the Company) with any financial reporting requirement under the federal securities laws, the Company will seek to recover incentive-based compensation (including stock options) from any current or former executive officer of the Company who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered from the executive officer will be based on the excess, if any, of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement. The definition of “executive officer,” and “incentive-based compensation,” the date on which the Company is required to prepare an accounting restatement, the amount to be recovered, and any other interpretation of the policy, shall be determined by the Compensation Committee acting in its sole discretion. The Board of Directors may amend the Recoupment Policy from time to time in its discretion and as it deems necessary or appropriate to reflect applicable regulations of the SEC, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.

Stock Ownership Guidelines and Insider Trading Policy

Our Corporate Governance Guidelines include stock ownership guidelines for our executive officers and Directors. With respect to our executive officers, the guidelines require ownership of our stock, within five years of becoming an executive officer or from promotion to a new executive office, with a value equal to the following multiple of his or her base salary:

Executive Officer Title	Multiple

CEO	4	x
President	3	x
Vice Chairman	3	x
Executive Vice Presidents	2	x
Other executive officers	1	x

With respect to our Directors, in February 2011 we amended our Corporate Governance Guidelines to increase the required stock ownership by our Directors from $100,000 to three-times the annual cash retainer for Directors, or $150,000. Directors generally must accumulate the required ownership within three years of joining the Board. However, if a Director has been on the Board for three or more years then such a Director has until February 2012 to accumulate shares to meet the increased ownership requirement.

The guidelines are consistent with our belief that our executive officers’ and Directors’ interests should be aligned with those of our stockholders and our expectation that executive officers and Directors maintain a significant level of investment in our Company. The Chairman of the Compensation Committee may approve exceptions to the guidelines from time to time as he or she deems appropriate. With respect to both executive officers and Directors, the following count toward the stock ownership requirements:

•	shares purchased on the open market;

•	shares owned outright by the officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly;

•	restricted stock and RSUs received pursuant to our LTI plans, whether or not vested; and

•	shares held in trust for the benefit of the officer or his or her immediate family, or by a family limited partnership or other similar arrangement.

In February 2011 we adopted a policy for our executive officers requiring a holding period following the vesting of restricted stock or restricted stock units that settle in stock. Pursuant to the policy, executive officers are expected to retain for eight months following vesting at least 50% of the after tax number of shares of restricted stock or restricted stock units that settle in stock.

Our insider trading policy does not permit trading in our securities on a short-term basis, purchases of our stock on margin, short sales or trading puts or calls with respect to our stock.

Severance Policy, Retirement and Change in Control Agreements

We provide severance benefits to all employees, including our NEOs, following termination of employment by us other than for “cause.” In general, the severance benefit payable is an amount equal to the employee’s weekly pay times the sum of (i) four plus (ii) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by the Company, the years of service multiplied by 1.5.

The 1999 Incentive Stock Plan (as amended, the “1999 Plan”), the 2009 Incentive Stock Plan (the “2009 Plan”) and the 2005 Restricted Stock Unit Plan (as amended, the “RSU Plan”) generally provide for accelerated vesting of awards upon a “change in control” if the plan is not continued or assumed. Under the 2009 Plan and the RSU Plan, even if one or both of these plans are continued or assumed, the awards vest if the employee is terminated or resigns for good reason within two years of the change in control. In contrast, for grants under our 1999 Plan and grants under the RSU Plan prior to its amendment in 2009, if either plan is continued or assumed after the change in control, accelerated vesting occurs in the event a participant’s employment is terminated for any reason (including voluntary resignation) during the two-year period following the change in control. With respect to performance conditioned RSUs, if accelerated vesting occurs as a result of a change in control, then the payout amount is at the target award amount. Our NEOs participate in the 1999 Plan, the 2009 Plan and the RSU Plan on the same terms as our other key employees. Pursuant to the terms of the cash LTI award that we made in 2009, it will be subject to accelerated vesting if, following a change in control, it is not continued, or if the executive’s employment with us is terminated without cause or the executive resigns for good reason within two years; however, the stock value vesting condition must be met on the date of change in control, termination or resignation following a change in control. The Compensation Committee believes that the accelerated vesting of outstanding equity awards following a change in control is a customary and reasonable component of an equity incentive program.

In general, an employee will forfeit any unvested LTI grants upon termination of employment for any reason other than following a change in control. However, stock options and RSUs, other than performance conditioned RSUs, vest upon retirement of the employee if the employee is at least 60 years of age and the sum of the employee’s whole years of age plus whole years of service equals at least 65 (collectively, the “Rule of 65”). With respect to performance conditioned RSUs, the Rule of 65 applies to waive any continuing service requirement but does not waive any performance condition. The Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient. The Compensation Committee adopted the Rule of 65 to provide a further incentive for long-term employment, as well as to recognize that options and RSUs are part of annual compensation and, if an employee retires after satisfying certain age and service requirements, then he or she should get the benefit of outstanding options and RSUs.

In addition, each of our NEOs is a party to a Change in Control Severance Agreement (the “Severance Agreement”), which provides the NEOs with an additional severance benefit in the event that his employment is terminated under certain circumstances following a change in control, often referred to as a “double trigger.” The Compensation Committee approved the Severance Agreements at its meeting on August 13, 2007. On May 12, 2009, the Compensation Committee approved an amendment to the form of the Severance Agreements to make certain clarifications with respect to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and to conform the definition of change in control in the Severance Agreements to correspond to the definition of change in control contained in the 2009 Plan that was approved by stockholders at the Annual Meeting held on the same date. On December 6, 2010, the Compensation Committee approved a second amendment to the form of Severance Agreements to make further clarifications with respect to Section 409A of the Code and to conform the agreements to recent changes in Georgia law. In both cases, the Compensation Committee viewed these amendments as administrative in nature, and not designed to increase the amount of potential severance payments to the executive officers.

On December 6, 2010, the Compensation Committee approved a new form of Severance Agreement that does not include a tax gross-up provision. This new form was used for Mr. Adzema and Mr. McColl, and in the future the Company will not enter into, or materially amend, Severance Agreements that include tax gross-up provisions. The Compensation Committee believes that the cash severance and other benefits provided to each NEO pursuant to his Severance Agreement is a customary and reasonable component of our compensation program that keeps our NEOs focused on the interests of the stockholders in the event of a potential strategic transaction.

Tax Implications of Executive Compensation

For 2010, Section 162(m) of the Code limited our aggregate deductions for compensation paid to certain executive officers, primarily because portions of our compensation program generally do not qualify as paid under a predetermined objective performance plan meeting applicable requirements, and, in addition, we historically have not met other exceptions that would permit a deduction. The exception to this treatment is compensation resulting from the exercise of stock options, which qualify for a deduction. While we are mindful of the impact of the deduction limitation, we feel that our NEO compensation is structured in an appropriate manner. In light of our current pay levels and practices applicable to NEOs, we do not believe that the tax deduction limitation of Section 162(m) in the aggregate has, as was the case for 2010, a material impact on our financial results. Also, since we operate as a real estate investment trust under the Code and we intend to distribute all of our taxable income each year so that we do not pay any Federal income tax, the majority of the impact of the limitation under Section 162(m), if any, is a larger dividend distribution to our stockholders to the extent of the denied deduction for compensation paid.

Committee Report on Compensation

The Compensation, Succession, Nominating and Governance Committee is responsible for, among other things, setting and administering the policies that govern executive compensation, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation, Succession, Nominating and Governance Committee has reviewed the Compensation Discussion and Analysis herein and discussed it with management. Based on the review and the discussions with management, the Compensation, Succession, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2011 proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION, SUCCESSION, NOMINATING
AND GOVERNANCE COMMITTEE

James H. Hance, Jr., Chairman
Erskine B. Bowles
James D. Edwards
William B. Harrison, Jr.
William Porter Payne

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934 (the “Acts”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

Summary Compensation Table for 2010

The following table sets forth information concerning total compensation for our NEOs for 2010, 2009 and 2008.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
	Year	Salary	(1)	(2)	(3)	(4)	Total

Lawrence L. Gellerstedt, III	2010	$500,000	$541,283	$177,181	$577,500	$12,940	$1,808,904
President & Chief	2009	$432,565	$124,565	$107,295	$—	$12,940	$677,365
Executive Officer	2008	$350,000	$—	$—	$212,800	$23,690	$586,490
Craig B. Jones	2010	$350,000	$287,561	$94,127	$365,000	$13,540	$1,110,228
Executive Vice President &	2009	$350,000	$124,565	$107,295	$—	$13,540	$595,400
Chief Investment Officer	2008	$350,000	$—	$—	$224,000	$24,290	$598,290
Gregg D. Adzema(5)	2010	$26,699	$—	$—	$—	$38	$26,737
Executive Vice President & Chief Financial Officer
John S. McColl(6)	2010	$297,601	$140,924	$46,126	$280,500	$12,700	$777,851
Executive Vice President — Development, Office Leasing & Asset Management
Robert M. Jackson(6)	2010	$294,693	$128,556	$42,082	$231,000	$12,550	$708,881
Senior Vice President, General Counsel & Corporate Secretary
James A. Fleming	2010	$320,000	$236,810	$195,191 (7)	$316,800	$336,004	$1,404,805
Former Executive Vice President &	2009	$320,000	$95,257	$82,050	$—	$12,940	$510,247
Chief Financial Officer	2008	$320,000	$—	$—	$184,320	$23,690	$528,010

(1)	This column reflects the aggregate grant date fair value of restricted stock awards, RSUs and Performance RSUs granted during the applicable year, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value is the number of shares of restricted stock or RSUs granted multiplied by the closing stock price on the grant date. Awards with performance conditions (“Performance RSUs”) are computed based on the probable outcome of the performance conditions as of the grant date for the award. Information about the assumptions used to value these awards can be found in Note 6 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above.

For 2010, the grant date fair value of the restricted stock awards and the EBITDA-based Performance RSUs is the target number of shares of restricted stock or RSUs granted multiplied by the last closing stock price prior to the February 15, 2010 grant date, as the market was closed on the grant date. The closing price on February 12, 2010 was $7.02. The grant date fair value of the TSR-based Performance RSUs is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation ($9.84). Assuming the highest level of performance conditions are achieved for the EBITDA-based Performance RSUs, the grant date stock award values for 2010 are as follows: Mr. Gellerstedt — $677,506; Mr. Jones — $359,930; Mr. McColl — $176,389; Mr. Jackson — $160,911; and Mr. Fleming — $296,410.

For 2009, the grant date fair value is the number of RSUs granted multiplied by the closing stock price on the February 16, 2009 grant date ($8.35). No grants were made during 2008. The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock or RSUs will depend upon the value of our common stock on the vesting date in the case of restricted stock, or the 30-day trailing average in the case of RSUs.

(2)	This column reflects the aggregate grant date fair value, computed in accordance with ASC 718, of option awards granted during the applicable year. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above. Please refer to Note 6 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a complete description of the ASC 718 valuation. The grant date fair value, computed using the Black-Scholes option pricing model, was $2.64 and $2.14 for the options granted on February 15, 2010 and February 16, 2009, respectively. No options were granted during 2008.

(3)	These amounts reflect the actual annual incentive cash award earned by the NEOs for the applicable year, as determined by the Compensation Committee. For a description of the 2010 annual cash incentive award performance goals, see “Compensation Discussion and Analysis” above.

(4)	The components of All Other Compensation for 2010 are as follows. We did not provide any perquisites to our NEOs above the reporting threshold.

	Retirement	Life
	Savings Plan	Insurance	Separation	Total All Other
	Contribution(A)	Premiums	Costs(B)	Compensation

Lawrence L. Gellerstedt, III	$12,250	$690	$—	$12,940
Craig B. Jones	$12,250	$1,290	$—	$13,540
Gregg D. Adzema	$—	$38	$—	$38
John S. McColl	$12,250	$450	$—	$12,700
Robert M. Jackson	$12,250	$300	$—	$12,550
James A. Fleming	$12,250	$690	$323,064	$336,004

(A)	We maintain a Retirement Savings Plan for the benefit of all eligible employees. For the 2010 compensation period, and for prior periods, the annual contribution was determined by the Compensation Committee and was allocated among eligible participants. Beginning in 2011, the Company implemented a program to “match” employee contributions to the plan up to 3% of eligible compensation. The “matching” contributions are available for all employees, including our NEOs. During the first three years of a participant’s employment, Company contributions, both discretionary and matching, vest ratably each year. After a participant has three years of service, all contributions are fully vested. Vested benefits are generally paid to participants upon retirement, but may be paid earlier in certain circumstances, such as death, disability or termination of employment. Pursuant to the terms of the plan, Mr. Adzema was not eligible for a discretionary contribution for 2010.

(B)	Mr. Fleming retired December 31, 2010. See “Compensation Discussion and Analysis — Retirement of James A. Fleming” for terms of the Fleming Retirement and Consulting Agreement. The $320,000 consulting fee and estimated COBRA benefits are included above in Separation Costs. See footnote 7 below for the fair value of the modification of the outstanding option awards. Automatic vesting of the restricted stock and RSUs did not result in a modification; see the Option Exercises and Stock Vested in 2010 table for amounts paid to Mr. Fleming upon vesting of the restricted stock and RSUs on retirement.

(5)	Mr. Adzema joined the Company effective November 30, 2010.

(6)	In accordance with SEC rules, because Messrs. McColl and Jackson first became NEOs in 2010, only their 2010 compensation information is included in the table.

(7)	Pursuant to the Fleming Retirement and Consulting Agreement, all of Mr. Fleming’s unvested stock options granted in 2009 and 2010 were vested on December 31, 2010, and the stock options were modified to permit Mr. Fleming the right to exercise the options through the stated terms of the options. This vesting and extension of exercise period resulted in a modification of the awards requiring repricing under ASC 718. The fair value of the modifications were determined using the Black-Scholes option pricing model in accordance with ASC 718. The incremental cost for vested options aggregated $3,121 reflecting the difference between the fair value of the vested options immediately prior to modification and the fair value of the options immediately following modification (a Type I modification). Unvested options (a Type II modification) were revalued at their fair value immediately following modification, resulting in an aggregate cost of $114,554. Accordingly, the aggregate grant date fair value of Mr. Fleming’s option awards in 2010 is as follows:

		Shares	Weighted
	Year(s)	Underlying	Average Fair
	Granted	Option	Value	Aggregate Value

2010 option grant (February 15, 2010)	2010	29,362	$2.64	$77,516

Accelerated vesting of grants and extension of terms of outstanding awards:
Incremental cost of vested options	2009	9,585	$0.32	3,121
Revaluation of unvested options	2009 - 2010	58,118	$1.97	114,554

Modification of outstanding awards				117,675

Total 2010 option awards valuation				$195,191

Grants of Plan-Based Awards in 2010

The following table sets forth information with respect to grants of plan-based awards to each of our NEOs during 2010. Mr. Adzema joined the Company November 30, 2010 and was not eligible to receive any plan-based awards in 2010.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
								Number of	Number of	or Base	Grant Date
								Shares of	Securities	Price of	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock or	Underlying	Option	of Stock
	Grant	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Units	Options	Awards	and Option
	Date	Threshold($)	Target($)	Maximum($)	Threshold (#)	Target (#)	Maximum(#)	(#)(3)	(#)(4)	($/Sh)(5)	Awards(6)

Lawrence L. Gellerstedt, III
Annual Incentive Award(1)		$—	$525,000	$—
Performance RSUs(2)	02/15/10				—	32,882	65,764				$268,837
Restricted Stock(3)	02/15/10							38,810			$272,446
Stock Options(4)	02/15/10								67,114	$7.02	$177,181
Craig B. Jones
Annual Incentive Award(1)		$—	$350,000	$—
Performance RSUs(2)	02/15/10				—	17,469	34,938				$142,823
Restricted Stock(3)	02/15/10							20,618			$144,738
Stock Options(4)	02/15/10								35,654	$7.02	$94,127
John S. McColl
Annual Incentive Award(1)		$—	$255,000	$—
Performance RSUs(2)	02/15/10				—	8,561	17,122				$69,994
Restricted Stock(3)	02/15/10							10,104			$70,930
Stock Options(4)	02/15/10								17,472	$7.02	$46,126
Robert M. Jackson
Annual Incentive Award(1)		$—	$210,000	$—
Performance RSUs(2)	02/15/10				—	7,810	15,620				$63,853
Restricted Stock(3)	02/15/10							9,217			$64,703
Stock Options(4)	02/15/10								15,940	$7.02	$42,082
James A. Fleming
Annual Incentive Award(1)		$—	$288,000	$—
Performance RSUs(2)	02/15/10				—	14,386	28,772				$117,617
Restricted Stock(3)	02/15/10							16,979			$119,193
Stock Options(4)	02/15/10								29,362	$7.02	$77,516

(1)	These amounts reflect target annual incentive cash amounts for 2010 as set by the Compensation Committee. There is no threshold or maximum amount set for this award.

(2)	These columns show the potential number of RSUs that would be awarded under the 2009 Performance RSUs at the end of the applicable three-year performance period if the threshold, target or maximum performance goals are satisfied, provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the Rule of 65. See “Compensation Discussion and Analysis — 2009 LTI Grants” for a description of the performance parameters for these RSUs, and see “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(3)	These are shares of restricted stock granted in 2010 for the 2009 compensation period under our 2009 Plan. These awards “cliff” vest on the third anniversary of the grant date, provided that the NEO has been continuously employed by us through the applicable anniversary date. These awards also receive dividends in an amount equal to all regular and special dividends declared with respect to our common stock.

(4)	These are stock option awards granted in 2010 for the 2009 compensation period under our 2009 Plan. The options accrue and become exercisable in equal increments on each annual anniversary of the grant date over four years (25% per year), provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the Rule of 65. See “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(5)	The exercise price for each option is the closing stock price on the date of grant.

(6)	This column shows the grant date fair value of the options, restricted stock and Performance RSUs under ASC 718 granted to each of the Named Executive Officers in 2010. The grant date fair value of the Performance RSUs is computed based on the probable outcome of the performance conditions for the performance period. The grant date fair value of the restricted stock is calculated using the closing price of our common stock on the date of grant ($7.02). The grant date fair value of the stock options is calculated using the Black-Scholes option pricing model ($2.64). There can be no assurance that the grant date fair value of stock and option awards will ever be realized.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth information with respect to all outstanding option and stock awards for each of our NEOs on December 31, 2010. Mr. Adzema did not hold any awards at year end.

	Option Awards					Stock Awards
						Number		Equity	Equity
						of		Incentive	Incentive Plan
						Shares	Market	Plan	Awards:
						or Units	Value of	Awards:	Market or
						of Stock	Shares or	Number of	Payout Value
	Number of Securities					that	Units of	Unearned	of Unearned
	Underlying Unexercised		Option	Option	Option	Have	Stock that	Units that	Units that
	Options		Exercise	Grant	Expiration	Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Price	Date	Date	Vested	Vested	Vested	Vested
	(#)(1)	(#)(1)	(1)	(2)	(2)	(#)	(3)	(#)(4)	(4)

Lawrence L. Gellerstedt, III	18,538	—	$26.11	12/09/05	12/09/15
	43,948	—	$36.00	12/11/06	12/11/16
	36,120	12,040	$24.27	12/06/07	12/06/17
	12,534	37,604	$8.35	02/16/09	02/16/19
	—	67,114	$7.02	02/15/10	02/15/20
						51,380	$428,509	142,748	$1,154,759
Craig B. Jones	64,269	—	$16.93	11/13/01	11/13/11
	70,605	—	$16.44	11/19/02	11/19/12
	47,228	—	$22.49	12/10/03	12/10/13
	53,284	—	$28.44	12/08/04	12/08/14
	35,595	—	$26.11	12/09/05	12/09/15
	43,948	—	$36.00	12/11/06	12/11/16
	36,120	12,040	$24.27	12/06/07	12/06/17
	12,534	37,604	$8.35	02/16/09	02/16/19
	—	35,654	$7.02	02/15/10	02/15/20	33,188	$276,788	17,469	$126,695
John S. McColl	11,179	—	$16.44	11/19/02	11/19/12
	12,489	—	$22.49	12/10/03	12/10/13
	28,015	—	$28.44	12/08/04	12/08/14
	19,775	—	$26.11	12/09/05	12/09/15
	21,972	—	$36.00	12/11/06	12/11/16
	17,700	5,900	$24.27	12/06/07	12/06/17
	6,142	18,428	$8.35	02/16/09	02/16/19
	—	17,472	$7.02	02/15/10	02/15/20	16,265	$135,650	8,561	$62,090
Robert M. Jackson	8,897	—	$26.11	12/09/05	12/09/15
	13,184	—	$36.00	12/11/06	12/11/16
	14,874	4,958	$24.27	12/06/07	12/06/17
	5,161	15,484	$8.35	02/16/09	02/16/19
	—	15,940	$7.02	02/15/10	02/15/20	14,394	$120,046	7,810	$56,642
James A. Fleming	29,714	—	$16.44	11/19/02	12/31/11
	16,527	—	$22.49	12/10/03	12/31/11
	21,972	—	$28.44	12/08/04	12/31/11
	19,775	—	$26.11	12/09/05	12/31/11
	32,960	—	$36.00	12/11/06	12/31/11
	27,621	—	$24.27	12/06/07	12/31/11
	38,341	—	$8.35	02/16/09	02/16/19
	29,362	—	$7.02	02/15/10	02/15/20	—	$—	14,386	$104,333

(1)	In November 2006, we paid a special dividend of $3.40 per share to all common stockholders (the “2006 Special Dividend”). The record date for the 2006 Special Dividend was November 24, 2006. As provided for in the 1999 Plan and the RSU Plan, all outstanding options and unvested performance conditioned RSUs that were awarded before November 24, 2006 were adjusted to account for the effect of the 2006 Special Dividend. The adjustment increased the number of outstanding options by approximately 9.9% and decreased the exercise price of the options by approximately 9.0%.

In November 2004, we paid a special dividend of $7.15 per share to all common stockholders (the “2004 Special Dividend”). The record date for the 2004 Special Dividend was November 8, 2004. As provided for in our incentive stock plans, all outstanding options that were awarded before November 18, 2004 were adjusted to account for the effect of the 2004 Special Dividend. The adjustment increased the number of outstanding options by approximately 22.2% and decreased the exercise price of the options by approximately 18.2%.

In September 2003, we paid a special dividend of $2.07 per share to all common stockholders (the “2003 Special Dividend”). The record date for the 2003 Special Dividend was September 15, 2003. As provided for in our incentive stock plans, all outstanding options that were awarded before September 15, 2003 were adjusted to account for the effect of the 2003 Special Dividend. The adjustment increased the number of outstanding options by approximately 7.4% and decreased the exercise price by approximately 6.9%.

The number of options and RSUs shown in the table reflects the effect of the 2003 Special Dividend, the 2004 Special Dividend and the 2006 Special Dividend, as appropriate.

(2)	Each option grant has a 10-year term and vests pro rata over four years (25% each year) beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(3)	Market value was calculated by multiplying the number of unvested restricted shares and unvested RSUs at year-end by our closing stock price on December 31, 2010 ($8.34).

(4)	Represents performance-conditioned RSUs granted in 2010 and in 2006. See “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

The 2009 Performance RSUs were granted in February 2010. Of the amount granted to the NEOs, 33,243 are measured by TSR and 47,865 are measured by EBITDA. An overview of the features of these awards can be found in “Compensation Discussion and Analysis — 2009 LTI Grants” above. The market value of the TSR RSUs was calculated using the Monte Carlo valuation method, which resulted in a value of $10.49 per share as of December 31, 2010. The market value of the EBITDA RSUs was calculated by multiplying the anticipated number of units to be paid based on the current estimate of the debt to EBITDA ratio upon vesting by our closing stock price on December 31, 2010 ($8.34).

The 2006 performance conditioned RSUs were granted to Mr. Gellerstedt on February 20, 2006. This grant vests on the fifth anniversary of the grant date only if: (1) Mr. Gellerstedt has been continuously employed at his current position or higher position over the five-year period ending on the fifth anniversary of the grant date; (2) our aggregate new development starts over the five-year period equal or exceed $1 billion; and (3) the average annual total stockholder return for the period equals or exceeds 10%. Payments of vested performance conditioned RSUs will be made in a single payment in cash as soon as practicable after vesting. This grant is not entitled to payment of ordinary or extraordinary cash dividend equivalents. As a result of the 2006 Special Dividend and in accordance with the RSU Plan, the Compensation Committee increased the performance conditioned RSU grant by 9,866 units to 109,866 units. The market value of this grant was calculated by multiplying the number of unvested RSUs at year-end by our closing stock price on December 31, 2010 ($8.34). The fifth anniversary of this award was February 20, 2011; however, because the performance requirements were not met, the award did not vest and was not earned.

Option Exercises and Stock Vested in 2010

The following table sets forth information concerning the amounts realized in 2010 upon the vesting of restricted stock and RSUs by each of our NEOs except Mr. Adzema, who did not hold any restricted stock or RSUs in 2010. No stock options were exercised by our NEOs in 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired on	Value	Acquired on	Realized on
	Exercise	Realized on	Vesting	Vesting
	(#)	Exercise	(#)(1)	(2)

Lawrence L. Gellerstedt, III	—	—	7,033	$53,874
Craig B. Jones	—	—	7,033	$53,874
John S. McColl	—	—	3,684	$28,038
Robert M. Jackson	—	—	2,928	$22,430
James A. Fleming(3)	—	—	31,872	$258,968

(1)	The number of shares acquired upon vesting includes the following:

	Shares of
	Restricted
	Stock	RSUs(A)

Lawrence L. Gellerstedt, III	1,381	5,652
Craig B. Jones	1,381	5,652
John S. McColl	—	3,684
Robert M. Jackson	569	2,359
James A. Fleming	19,091	12,781

(A)	RSUs are paid in cash at vesting.

(2)	The value realized on vesting of restricted stock is calculated using the closing market price of the stock on the vesting date. The value realized on vesting of RSUs is calculated using the average closing market price for the 30-calendar day period ending on the vesting date. The vesting dates for the restricted stock and RSUs and the per share values on such vesting dates were as follows:

		Restricted	Average
	Closing	Shares	Closing	RSUs
Vesting Date	Price	Vested	Price	Vested

February 16, 2010	$—	—	$7.53	13,670
December 11, 2010	$7.97	4,387	$7.69	7,901
December 31, 2010(3)	$8.34	18,035	$7.96	8,557

(3)	Mr. Fleming’s Retirement and Consulting Agreement provided that all of his outstanding shares of restricted stock and RSUs vested on December 31, 2010, his retirement date. The information reflected in footnote 2 above for the December 31, 2010 vesting date represents the accelerated vesting of Mr. Fleming’s restricted shares and RSUs under this agreement.

Potential Payments Upon Termination, Retirement or Change in Control

We provide severance benefits to our NEOs as described in “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” in the event that (1) a “change in control” occurs and (2) during the two-year period thereafter, the NEO’s employment is terminated without “cause” (discussed below) or the NEO resigns for “good reason” (discussed below). The severance benefit is payable in a lump sum six months and one day after termination. For each of Messrs. Gellerstedt, Jones, Adzema, and McColl, we have agreed to pay an amount equal to 2.00 times the sum of his annual base salary plus his average cash bonus. For Mr. Jackson, we have agreed to pay an amount equal to 1.00 times the sum of his annual base salary plus his average cash bonus.

Mr. Fleming retired effective December 31, 2010. The amount Mr. Fleming received upon his retirement from the Company on December 31, 2010 is described in “Compensation Discussion and Analysis — Retirement of James A. Fleming.”

For purposes of determining the severance benefit, “annual base salary” is the NEO’s annual base salary in effect on the day before the NEO’s employment terminates in connection with the change in control. The “average cash bonus” is the sum of the annual cash bonuses that were paid to the NEO during the three years immediately prior to the date the NEO’s employment terminates in connection with the change in control, divided by the number of annual cash bonuses the NEO was eligible to receive during such period. The table below assumes a triggering event occurred on December 31, 2010. The annual base salary is the salary in effect for 2010 and the average bonus is based on bonuses paid in 2007, 2008 and 2009. Neither the annual base salary nor the average bonus include the value of any stock option, restricted stock, RSU or cash LTI grants made to the NEO, or any dividends, or dividend equivalents, paid with respect thereto, in any calendar year, or any income realized by the NEO in any calendar year as a result of the exercise of any such stock options or the lapse of any restrictions on such restricted stock or RSUs.

The other terms and benefits of each Severance Agreement is substantially identical and are summarized as follows:

•	Health Benefits — The Severance Agreement provides that we will continue to provide the NEO with health benefits for two years, either under our plan, an outside plan or by reimbursing the premiums paid by the NEO for outside coverage.

•	Change in Control — Under the Severance Agreement, a “change in control” generally means that any one of the following events occurs:

•	A person (or group) acquires, directly or indirectly, the beneficial ownership representing 30% or more of the combined voting power for the election of directors of the outstanding securities of the Company, subject to certain exceptions;

•	A majority of the Board changes during a two-year period (unless the new Directors were elected by two-thirds of the Board members that were members on the first day of the two-year period);

•	Stockholders approve our dissolution or liquidation;

•	The sale or other disposition of all or substantially all of our assets, subject to certain exceptions; or

•	Any consolidation, merger, reorganization or business combination involving us or our acquisition of the assets or stock in another entity, subject to certain exceptions.

•	Cause — The Severance Agreement defines “cause” generally as any felony or any act of fraud, misappropriation, or embezzlement or any material act or omission involving malfeasance or gross negligence in the performance of the NEO’s duties to our material detriment.

•	Good Reason — The Severance Agreement defines “good reason” generally to mean:

•	a reduction in the NEO’s annual base salary or eligibility to receive any annual bonuses or other incentive compensation;

•	a significant reduction in the scope of the NEO’s duties, responsibilities, or authority or a change in the NEO’s reporting level by more than two levels (other than mere change of title consistent with organizational structure);

•	a transfer of the NEO’s primary work site more than 35 miles from the then current site; or

•	failure to continue to provide to the NEO health and welfare benefits, deferred compensation benefits, executive perquisites, stock options and restricted stock grants (or restricted stock unit grants) that are in the aggregate comparable in value to those provided immediately prior to the change in control.

•	Protective Covenant Agreement and Waiver and Release — In order to receive the benefits of the Severance Agreement, an NEO must enter into a “Protective Covenant Agreement” and a “Change In Control Severance Agreement Waiver and Release.” If the NEO declines to enter into either the Protective Covenant Agreement or the Change in Control Severance Agreement Waiver and Release then the NEO would forfeit his severance benefit.

•	The Protective Covenant Agreement generally provides that the NEO will protect certain of our interests in exchange for the payment. In particular, the Protective Covenant Agreement provides that the NEO will not, during a “protection period,” (1) compete with our then existing projects, (2) solicit any business from any of our customers, clients, tenants, buyers or sellers that he or she had contact with during the preceding three years while employed, and (3) solicit any of our employees that he or she had personal contact with during his or her employment with us. For this purpose, the “protection period” is generally two years or, if shorter, the number of years used as a multiplier to determine the executive’s change in control benefit.

•	The Change in Control Severance Agreement Waiver and Release is a standard release that is required for all employees to receive any severance benefits from us and provides, in particular, that the NEO waives any and all claims against us and also covenants not to sue or to disparage us.

•	Tax Protection — Messrs. Adzema and McColl are not entitled to a gross-up payment pursuant to Severance Agreements that they entered into with us in January 2011. Messrs. Gellerstedt, Jones and Jackson, whose agreements were initially entered into in 2007, are entitled to a gross-up payment to the extent the NEO is subject to a parachute excise tax as a result of the payments or benefits provided under the Severance Agreement. However, if a reduction of the payments or benefits of up to 10% would eliminate the parachute excise taxes then the NEO must waive such payments or benefits to that extent.

The following table shows the potential payments to the NEOs (except for Mr. Fleming) upon a termination of employment under various scenarios, assuming that the triggering event occurred on December 31, 2010, and assuming the current Severance Agreements were in place as of December 31, 2010. The table does not include a severance benefit payable generally to all salaried employees following termination of employment other than for cause and not in connection with a change in control, in an amount equal to the employee’s weekly pay times the sum of (i) four plus (ii) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by the Company, the years of service multiplied by 1.5. The table also does not include the value of equity awards that are already vested, as described in the compensation tables earlier in this proxy statement.

		Accelerated		Accelerated	Accelerated
		Vesting of	Accelerated	Vesting of	Vesting of
		Restricted	Vesting of	Stock	Cash LTI	Health and	280G Tax
	Cash	Stock	RSUs	Options	Awards	Welfare	Gross-Up
	(1)	(2)	(3)	(4)	(5)	Benefits	(6)	Total

Lawrence L. Gellerstedt, III
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control(7)	$1,392,787	$335,193	$1,258,239	$88,590	—	$19,796	$1,118,875	$4,213,480
• Death	—	$335,193	$1,258,239	$88,590	—	—	—	$1,682,022
Craig B. Jones
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$1,053,333	$183,472	$239,003	$47,063	—	$24,980	—	$1,547,851
• Death	—	$183,472	$239,003	$47,063	—	—	—	$469,538
Gregg D. Adzema
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$700,000	—	—	—	—	$18,432	N/A	$718,432
• Death	—	—	—	—	—	—	—	—
John S. McColl
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$885,868	$84,267	$122,769	$23,063	—	$24,980	N/A	$1,140,947
• Death	—	$84,267	$122,769	$23,063	—	—	—	$230,099
Robert M. Jackson
• Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
• Involuntary or good reason termination following change in control	$377,840	$81,615	$103,559	$21,041	—	$24,980	—	$609,035
• Death	—	$81,615	$103,559	$21,041	—	—	—	$206,215

(1)	Includes cash payments pursuant to Severance Agreements. See footnote 7 below regarding Mr. Gellerstedt’s 2006 Performance Conditioned RSUs (as defined in footnote 3).

(2)	These amounts represent the value of unvested restricted shares as of December 31, 2010. The amounts were calculated by multiplying the number of unvested restricted shares at year-end by the closing stock price on December 31, 2010 ($8.34).

(3)	These amounts represent the value of unvested RSUs as of December 31, 2010. The amounts were calculated by multiplying the number of unvested RSUs at year-end by the closing stock price on December 31, 2010 ($8.34).

The performance conditioned RSUs granted in 2010 vest at target performance upon a change in control.

Mr. Gellerstedt was granted performance conditioned RSUs on February 20, 2006 (the “2006 Performance Conditioned RSUs”). The amount reported for Mr. Gellerstedt includes $890,691 related to the potentially-vested, performance conditioned RSUs as of December 31, 2010. The Compensation Committee will adjust the performance conditioned RSUs upon a change in control using one of the two approaches described in the award certificate and will vest the performance conditioned RSUs if the adjusted underlying performance conditions have been met. The value of the performance conditioned RSUs that would have vested on December 31, 2010 and is included in the table was determined by:

(a)	dividing the number of days that had elapsed from the grant date to December 31, 2010 (“Adjusted Applicable Period”) by 1,826 (i.e. 365 days x the 5-year vesting period plus one day for the leap year in 2008) to determine the percentage of the applicable period that had elapsed as of December 31, 2010 (“Applicable Percentage”);

(b)	multiplying the number of RSUs by the Applicable Percentage to get the number of RSUs subject to potential vesting as of December 31, 2010 (“Potentially Vested Units”);

(c)	adjusting the development target by multiplying $1 billion by the Applicable Percentage; and

(d)	applying all the vesting conditions using the Adjusted Applicable Period and determining if the vesting conditions are met, and, if so, vesting the Potentially Vested Units.

As of December 31, 2010, 1,775 days had elapsed since the grant date for an Applicable Percentage of 97.207% and the number of Potentially Vested Units was 106,797 RSUs, or 97.207% of the RSU grant of 109,866. The adjusted development target of $972,070,000 had been achieved during the Adjusted Applicable Period. Also, the value was determined assuming that the total stockholder return requirement of 10% was satisfied. Thus, the amount reported in the table includes $890,691 for accelerated vesting of 106,797 performance conditioned RSUs multiplied by the closing stock price on December 31, 2010 ($8.34). The fifth anniversary of the 2006 Performance Conditioned RSUs was February 20, 2011, at which time the performance conditions were not met and the award was not earned. See footnote 7 regarding the impact of the expiration of the award on the change in control calculations for Mr. Gellerstedt.

(4)	This column reflects the value of “in-the-money” unvested stock options as of December 31, 2010, calculated by multiplying the number of unvested options by the difference between the closing stock price on December 31, 2010 ($8.34) and the exercise price for the options.

(5)	This column reflects the value of unvested cash LTI awards that were granted in 2009. As of December 31, 2010, the vesting condition was not met, and all outstanding cash LTI awards would be deemed forfeited.

(6)	In calculating the tax gross-up payments pursuant to the Severance Agreements, we assumed an excise tax rate under 280G of the Code of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate for Messrs. Gellerstedt, Jones and Jackson. Messrs. Adzema and McColl are not entitled to a gross-up payment pursuant to their Severance Agreements. See footnote 7 regarding the impact of the expiration of the 2006 Performance Conditioned RSUs on the change in control calculations for Mr. Gellerstedt.

(7)	The fifth anniversary of the 2006 Performance Conditioned RSUs awarded to Mr. Gellerstedt and discussed in footnote 3 above was February 20, 2011, at which time the performance conditions were not met and the award was not earned. Had this award expired unearned on December 31, 2010, the potential payments due Mr. Gellerstedt excluding this award would be as follows:

		Accelerated		Accelerated	Accelerated
		Vesting of	Accelerated	Vesting of	Vesting of	Health and
		Restricted	Vesting of	Stock	Cash LTI	Welfare	280G Tax
	Cash	Stock	RSUs	Options	Awards	Benefits	Gross-Up	Total

• Involuntary or good reason termination following change in control	$1,357,774	$335,193	$367,548	$88,590	—	$19,796	—	$2,168,901
• Death	—	$335,193	$367,548	$88,590	—	—	—	$791,331

DIRECTOR COMPENSATION

Each non-employee Director is paid a $50,000 annual retainer payable on or about May 31 of each year. Each Board committee chairman receives an additional annual retainer of $10,000 for his service as chairman of the committee. We also provide an annual retainer of $50,000 for the independent Chairman of the Board. Additionally, as of May 31 of each year, each non-employee Director is granted (1) options to purchase 6,000 shares of common stock under the 2009 Plan, and (2) a grant of RSUs under the RSU Plan with a value of $20,000 on such date.

As an employee of the Company, Mr. Gellerstedt did not receive any compensation for serving as a Director in 2010.

2010 Compensation of Directors

The following table shows the amounts paid to our non-employee Directors in 2010.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation
	(1)(2)	(3)(4)	(5)	(6)	Total

Erskine B. Bowles	$50,000	$21,750	$17,460	$—	$89,210
Tom G. Charlesworth	$62,137	$26,788	$23,838	$—	$112,763
James D. Edwards	$60,000	$19,120	$17,460	$—	$96,580
Lillian C. Giornelli	$50,000	$19,120	$17,460	$—	$86,580
S. Taylor Glover	$100,000	$24,380	$17,460	$—	$141,840
James H. Hance, Jr.	$60,000	$19,120	$17,460	$—	$96,580
William B. Harrison, Jr.	$50,000	$21,750	$17,460	$—	$89,210
William Porter Payne	$50,000	$21,750	$17,460	$—	$89,210

(1)	Our 2009 Plan provides that an outside Director may elect to receive our common stock in lieu of cash fees otherwise payable for services as a Director. Under the 2009 Plan, the price at which these shares are issued is equal to 95% of the market price on the issuance date. In 2010, Messrs. Bowles, Glover, Harrison and Payne elected to participate in this program. In lieu of some or all of the cash fees shown in the table, the named Directors received shares of common stock as follows: Mr. Bowles — 7,008; Mr. Glover — 14,016; Mr. Harrison — 7,008; and Mr. Payne — 7,008.

(2)	Mr. Charlesworth joined the Board as a non-employee Director in December 2009 and became chairman of the Investment Committee in February 2010. He was entitled to a prorated retainer and prorated RSU and option awards for service from December 2009 to May 2010 and a prorated retainer as chairman of a committee from February 2010 to May 2010. His prorated retainer as a Director was included in the compensation we reported for 2009. His prorated retainer as chairman of a committee is included as 2010 compensation. See footnotes 3 and 5 for information concerning his prorated RSU and option awards granted on February 16, 2010.

(3)	On June 1, 2010, each non-employee Director was granted 2,546 RSUs under our 2009 Plan. The grant date fair value of the RSU was the closing stock price on the grant date ($7.51). Additionally, on February 16, 2010,

Mr. Charlesworth was granted 1,074 RSUs representing a prorated award for his service from December 2009 to May 2010. The grant date fair value of this RSU was the closing stock price on the grant date ($7.14). The awards granted on June 1, 2010 “cliff” vest on the third anniversary of the grant date provided the Director has remained an active member of the Board through the anniversary date. Awards granted prior to June 1, 2010 vest with respect to 25% of the RSUs on each anniversary of the grant date until they are 100% vested, provided the Director has remained an active member of the Board through the applicable anniversary date. As of December 31, 2010, each of the Directors listed above, except Messrs. Charlesworth and Edwards, had 4,888 shares of restricted stock and RSUs outstanding; Mr. Charlesworth had 3,620 RSUs outstanding and Mr. Edwards had 4,736 shares of restricted stock and RSUs outstanding.

(4)	These amounts include the incremental value of the 5% discount on stock received in lieu of cash fees, as follows: Mr. Bowles — $2,630; Mr. Glover — $5,260; Mr. Harrison — $2,630; and Mr. Payne — $2,630.

(5)	These amounts represent the aggregate grant date fair value, computed in accordance with ASC 718, of option awards granted during the year. Please refer to Note 6 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a complete description of the ASC 718 valuation. On June 1, 2010, each non-employee Director received a grant of 6,000 stock options at an exercise price of $7.51 per share. Additionally, on February 16, 2010, Mr. Charlesworth was granted 2,416 stock options at an exercise price of $7.14 per share, representing a prorated award for his service from December 2009 to May 2010. The grant date fair values of the 2010 option awards, computed using the Black-Scholes option pricing model, were $2.91 and $2.64 per share for the June 1 and February 16, 2010 grants, respectively.

As of December 31, 2010, each Director had the following number of options outstanding: Mr. Bowles — 45,836; Mr. Charlesworth — 8,416; Mr. Edwards — 24,000; Ms. Giornelli — 24,000; Mr. Glover — 37,182; Mr. Hance — 37,182; Mr. Harrison — 30,591; and Mr. Payne — 71,201. Mr. Charlesworth also had 66,455 options outstanding that were granted during his tenure as an officer of the Company prior to his retirement at the end of 2006.

(6)	We pay or reimburse Directors for reasonable expenses incurred in attending Board and committee meetings. We did not provide any perquisites to our Directors above the reporting threshold.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

In setting our compensation programs and plans, our Compensation Committee considers the risks to our stockholders that may be inherent in our Company’s overall compensation program. Although a significant portion of our senior executives, including our NEOs, compensation is performance-based and “at-risk,” we believe our compensation plans are appropriately structured, based on the following elements of our compensation plans and policies:

•	Using multiple performance goals under incentive compensation plans, such as FFO, leasing, sales and fee goals, serves as a check-and-balance so as not to put inappropriate emphasis solely on one measure of our performance;

•	Setting performance goals under our annual incentive cash award plan that we believe are reasonable in light of past performance and market conditions, and also permitting the Compensation Committee to exercise discretion in making final award determinations so as to take into account changing market conditions, allowing our executives to focus on the long-term health of our Company rather than an “all or nothing” approach to achieving short-term goals;

•	Using both time-vested, full-value equity awards, such as restricted stock and/or RSUs, as well as performance-based awards, such as the cash long-term incentive awards, stock options and performance conditioned RSUs, so as to both encourage the growth of the Company’s stock price and to recognize that time-vested, full-value equity awards retain value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options in-the-money or to achieve performance conditions; and

•	The time-based vesting over three or more years for our equity awards, as well as a portion of our cash and equity-based awards being conditioned upon satisfaction of performance goals, ensuring that our executives’ interests align with those of our stockholders over the long term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Mr. Bowles, Mr. Edwards, Mr. Hance, Mr. Harrison and Mr. Payne. None of these Directors has any interlocking relationships that are required to be disclosed in this proxy statement. As disclosed in “Certain Transactions,” we purchase, for certain of our properties, properties owned by certain of our joint ventures and properties which we manage, janitorial supplies from a company that is wholly owned by David Sikes, the son-in-law of Mr. Payne. Amounts paid by these properties in 2010 totaled approximately $794,000. We believe the amounts paid are in line with market prices.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about equity awards under our equity compensation plans at December 31, 2010.

Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column A)
Plan Category	(Column A)	(Column B)	(Column C)

Equity compensation plans approved by security holders	6,459,896	$21.30	1,235,086
Equity compensation plans not approved by security holders	—	—	—
Total	6,459,896	$21.30	1,235,086

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our NEOs. This is often referred to as say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2010 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the stockholders approve the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our NEOs reflects the following principles of our compensation program:

•	To provide overall compensation that is designed to attract and retain talented executives;

•	To reward individual and corporate performance, while at the same time keeping in mind our accountability to our stockholders; and

•	To provide a meaningful portion of total compensation via equity based awards, including awards that are contingent upon future performance.

Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation Committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our NEOs.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board and will not restrict or limit the ability of stockholders generally to make proposals for inclusion in proxy materials related to executive compensation.

Our Board of Directors recommends that you vote “FOR”
the approval, on an advisory basis, of executive compensation.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides stockholders with the opportunity to indicate, on an advisory basis, their preference as to the frequency of future say on pay votes, often referred to as say when on pay. For this proposal, stockholders can indicate whether they would prefer that we hold future advisory votes on executive compensation every one, two or three years.

The optimal frequency of future say on pay votes rests on a judgment about the relative benefits and burdens of each of the alternatives: one, two or three years. There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of the choices. Some have suggested that less frequent votes are preferable, arguing that a less frequent vote would allow stockholders to focus on overall design issues rather than details of individual decisions, would align with the goal of compensation programs which are designed to reward performance that promotes long-term stockholder value, and would avoid the burden that annual votes would impose on stockholders required to evaluate the compensation programs of a large number of companies each year. Others have suggested that annual votes are preferable, arguing that an annual vote is needed to give stockholders the opportunity to react promptly to trends in compensation, provide feedback before those trends become pronounced over time, and give the board and the compensation committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from stockholders.

After careful consideration of the frequency alternatives, the Board recommends that future advisory votes on executive compensation should be held every year, or on an annual basis.

Although the vote is non-binding, the Board and the Compensation Committee will consider the voting results in making a decision as to the Board’s policy regarding the frequency of future advisory votes on executive compensation.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board and will not restrict or limit the ability of stockholders generally to make proposals for inclusion in proxy materials related to executive compensation.

Our Board of Directors recommends that you vote for
an advisory vote on executive compensation every “ONE YEAR”.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte, our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2011 and to prepare a report on this audit, subject to approval by the Audit Committee of the fee estimate and the audit plan for the period. A representative of Deloitte will be present at the Annual Meeting and will be available to respond to appropriate questions by our stockholders.

We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our bylaws, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our stockholders.

Our Board of Directors recommends that you vote “FOR”
the ratification of the independent registered public accounting firm

SUMMARY OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We retained Deloitte as our independent registered public accounting firm for the years ended December 31, 2010 and 2009. Aggregate fees billed to us in the years ended December 31, 2010 and 2009 by Deloitte were as follows:

	Years Ended December 31
	2010	2009

Audit Fees(a)	$804,750	$1,055,990

Tax Fees:
Compliance	$142,000	$140,000
Consulting	365,915	514,250

Total tax fees	$507,915	$654,250

(a)	Includes fees for the annual audits of our financial statements, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, joint venture audits, audits of certain properties’ operating expenses, comfort letter procedures and related consents, review of our quarterly financial statements and the audit of our benefit plans.

As stated in its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided and are generally subject to a dollar limit. The Audit Committee charter also provides that the Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that the approvals are presented to the Audit Committee at its next scheduled meeting. Other than tax consulting, there were no other non-audit services provided by Deloitte to the Company in 2010 or 2009. No services were approved by the Audit Committee pursuant to the waiver of pre-approved provisions as set forth in applicable rules of the SEC.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. The Audit Committee operates under a written charter, the full text of which is available on the Investor Relations page of the Company’s website at www.cousinsproperties.com.

Management has primary responsibility for financial statements and the reporting process, including the systems of internal controls, and has represented to the Audit Committee that the Company’s 2010 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as the audited financial statements contained in the Company’s Annual Report on Form 10-K, and discussed these financial statements with management and Deloitte, the Company’s independent registered public accounting firm.

The Audit Committee reviewed with Deloitte the matters required to be discussed under Statement of Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, related to the 2010 audit. The Audit Committee also received written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.

The Audit Committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting for 2010.

The Audit Committee also met with the Company’s internal audit department, with and without management present, to discuss the results of their reviews and evaluations of the Company’s internal controls for 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James D. Edwards, Chairman
Lillian C. Giornelli
William B. Harrison, Jr.

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

CERTAIN TRANSACTIONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving or ratifying the terms and conditions of transactions between the Company and any Director or executive officer. Our Ethics Code requires that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole. If an “Ethics Contact” (defined in our Ethics Code to be our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or our General Counsel) believes that a transaction or relationship would require approval or ratification by the Audit Committee, the Ethics Contact will bring the transaction or relationship to the attention of the Audit Committee.

At least annually, each Director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which the Company is involved and in which the executive officer, a Director or a related person has a direct or indirect material interest. In addition, we conduct a quarterly review to determine whether an executive officer, a Director, or a company employing a Director engaged in transactions with us during the quarter.

The Compensation, Succession, Nominating and Governance Committee, which is composed of independent Directors, conducts an annual review of the information from the questionnaire, evaluates related-party transactions (if any) involving the Directors and their related persons and makes recommendations to the Board regarding the independence of each Board member.

If a transaction arises during the year that may require disclosure as a related party transaction, information about the transaction would be provided to the Audit Committee and the Compensation, Succession, Nominating and Governance Committee, as applicable, for review, approval or ratification of the transaction.

Pursuant to this responsibility, the Audit Committee has reviewed, approved and ratified, as applicable, each of the transactions described below:

•	S. Taylor Glover, one of our Directors, is an affiliate of an entity that leases space in one of our office buildings. The lease term commenced on June 1, 2007 and continues until May 31, 2014. The entity paid us approximately $116,000 in 2010, excluding reimbursements for operating costs, with amounts remaining estimated to be approximately $421,000. We consider the rates associated with this lease to be market rates.

•	For certain properties we consolidate, properties owned by certain of our joint ventures and properties we manage, we purchase janitorial supplies from a company that is wholly owned by David Sikes, the son-in-law of William Porter Payne, one of our Directors. Amounts paid by these properties in 2010 totaled approximately $794,000. We believe the amounts paid are in line with market prices.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who did not file a report on a timely basis as required by Section 16(a) during the most recent fiscal year. Based upon information supplied to us, we believe that all reports during 2010 were timely filed.

FINANCIAL STATEMENTS

Our Annual Report on Form 10-K for the year ended December 31, 2010, including audited financial statements, is being mailed together with this proxy statement.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8(e)(2) under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2012 Annual Meeting must be received by us by November 26, 2011, which is 120 days before the anniversary of the date this proxy statement is released to stockholders in connection with the Annual Meeting. However, pursuant to such Rule, if the 2012 Annual Meeting is held on a date that is more than 30 days before or after such anniversary date, then a stockholder proposal submitted for inclusion in our proxy statement for the 2012 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2012 Annual Meeting.

Under our bylaws, a stockholder is eligible to submit a stockholder proposal outside the processes of Rule 14a-8 if the stockholder is (1) of record at the time of such proposal and at the time of the annual meeting and (2) entitled to vote at the annual meeting. The stockholder also must provide timely notice in proper written form of the proposal to our Corporate Secretary. To be timely under our bylaws, we must receive advance notice of the proposal not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such stockholder’s notice must be delivered by the later of (A) the tenth day following the day of the public announcement of the date of the annual meeting or (B) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholder proposals should be submitted to Corporate Secretary, Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740.

EXPENSES OF SOLICITATION

We will bear the cost of proxy solicitation. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees. Upon request, we also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our stock.

COUSINS PROPERTIES INCORPORATED

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
May 3, 2011

The undersigned hereby appoints S. Taylor Glover and William Porter Payne, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of Cousins Properties Incorporated which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Tuesday, May 3, 2011, 11:00 a.m. local time, and at any postponement or adjournments thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated March 25, 2011, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof.

The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all other matters that may properly come before the meeting or any postponement or adjournments thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

COUSINS PROPERTIES INCORPORATED

May 3, 2011

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59PM EST on May 2, 2011.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement and annual report are available on the Investor Relations page of the Company’s website at www.cousinsproperties.com.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, “ONE YEAR” FOR PROPOSAL 3 AND “FOR” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1. Elect ten Directors nominated by the Board of Directors:

☐ FOR ALL NOMINEES	NOMINEES:
¡ Erskine B. Bowles
¡ Tom G. Charlesworth
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ James D. Edwards ¡ Lawrence L. Gellerstedt, III ¡ Lillian C. Giornelli
☐ FOR ALL EXCEPT (See instructions below)	¡ S. Taylor Glover ¡ James H. Hance, Jr. ¡ William B. Harrison, Jr. ¡ William Porter Payne ¡ R. Dary Stone

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2. Approve the compensation of the named executive officers.

FOR AGAINST ABSTAIN
☐ ☐ ☐

3. Indicate a preference for the frequency of future advisory votes on executive compensation.

ONE YEAR TWO YEARS THREE YEARS ABSTAIN
☐ ☐ ☐ ☐

4. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

FOR AGAINST ABSTAIN
☐ ☐ ☐

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted “FOR ALL NOMINEES” for Director, “FOR” Proposal 2, “ONE YEAR” for Proposal 3 and “FOR” Proposal 4.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated March 25, 2011.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method	☐

Signature of Stockholder Date:
Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.